EXECUTION COPY

PURCHASE AGREEMENT
BY AND AMONG
THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN SCHEDULE 1
AND
MITEK SYSTEMS, INC.

DATED AS OF MARCH 23, 2022

Table of Contents

Article 1 DEFINITIONS
1.1 Definitions	1
Article 2 THE PURCHASE AND SALE OF THE SHARES
2.1 Purchase and Sale of the Shares	11
2.2 Completion Payment	12
2.3 Completion	12
2.4 Seller and Sellers’ Representatives Deliveries at or Prior to Completion	12
2.5 Purchaser Deliveries at Completion	13
2.6 Adjustments	13
2.7 Holdback	16
2.8 No Duplication	17
2.9 Withholding	17
2.10 Currency.	17
Article 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
3.1 Organization and Power	17
3.2 Authorization	18
3.3 Capitalization	18
3.4 Absence of Conflicts	19
3.5 Accounts; No Undisclosed Liabilities	20
3.6 Absence of Certain Developments	21
3.7 Real Property	23
3.8 Title to Tangible Assets	24
3.9 Contracts and Commitments	24
3.10 Intellectual Property; Privacy and Data Security	26
3.11 Governmental Licenses and Permits	30
3.12 Litigation; Proceedings	31
3.13 Compliance with Laws	31
3.14 Employees	31
3.15 Tax Matters	34
3.16 Brokerage	38
3.17 Affiliate Transactions	38
3.18 Insurance	39
3.19 Environmental Matters	39
3.20 Anti-Bribery and Corruption; Sanctions	39
3.21 Powers of Attorney.	40

Article 4 REPRESENTATIONS AND WARRANTIES of EACH SELLER
4.1 Power	40
4.2 Authorization	40
4.3 Absence of Conflicts	41
4.4 Ownership of Shares..	41
4.5 Litigation	41
4.6 Brokerage	41
Article 5 REPRESENTATIONS AND WARRANTIES of PURCHASER
5.1 Organization and Power	42
5.2 Authorization	42
5.3 Absence of Conflicts	42
5.4 Litigation	42
5.5 Brokerage	43
Article 6 ADDITIONAL AGREEMENTS; COVENANTS AFTER COMPLETION
6.1 Non-Survival of Representations, Warranties, Covenants and Agreements	43
6.2 Mutual Assistance	43
6.3 Press Releases and Announcements; Confidentiality	43
6.4 Expenses	44
6.5 Further Assurances	44
6.6 Transfer Taxes; Recording Charges	44
6.7 Directors and Officers Indemnification; Insurance	44
6.8 Disclosure Schedules	45
6.9 Restrictive Covenants.	45
6.10 Release and Waiver.	47
6.11 Transition Services..	48
6.12 Matters Relating to EMI Options.	48
Article 7 MISCELLANEOUS
7.1 Sellers’ Representatives.	49
7.2 Amendment and Waiver	49
7.3 Notices	51
7.4 Assignment	51
7.5 Severability	52
7.6 No Strict Construction	52
7.7 Captions	53

7.8 No Third-Party Beneficiaries	53
7.9 Complete Agreement	53
7.10 Counterparts	54
7.11 Specific Performance	54
7.12 Governing Law and Jurisdiction	54
7.13 Reasonableness	54
7.14 Separate and Independent Representations and Warranties	54
7.15 Power of Attorney	54

LIST OF EXHIBITS

Exhibits
Exhibit A	Company Information
Exhibit B	Working Capital Schedule

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 23, 2022, by and among the persons whose names and addresses are set out in Schedule 1 (together the “Sellers”, and each a “Seller”) and Mitek Systems, Inc., a Delaware corporation (“Purchaser”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to such terms in Article 1.
RECITALS
WHEREAS, HooYu Ltd (the “Company”) is a private company limited by shares. Further information relating to the Company is set out in Exhibit A.
WHEREAS, each Seller owns the number of Shares set out opposite its name in Schedule 1;
WHEREAS, subject to the terms and conditions of this Agreement, each Seller has agreed to sell its Shares and Purchaser has agreed to purchase all of the Shares free and clear of all Liens; and
WHEREAS, Purchaser and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article 1

DEFINITIONS
1.1Definitions. As used in this Agreement, the following terms have the meanings set forth below.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling”, and “under common control with” have meanings correlative thereto.
“Aggregate Initial Purchase Price” means an amount equal to (i) £97,775,879, plus (ii) the aggregate amount of Estimated Cash, minus (iii) the amount, if any, by which Estimated Working Capital, as determined pursuant to Section 2.6(a), is less than the Target Working Capital, plus (iv) the amount, if any, by which Estimated Working Capital, as determined pursuant to Section 2.6(a), is greater than the Target Working Capital, minus (v) the Holdback Amount, minus (v) the EMI Options Claim Holdback, and minus (vii) the aggregate amount of Estimated Transaction Expenses.
“Anti-Bribery Law” means all applicable laws related to bribery and/or corruption, including commercial bribery, and including the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, the PRC Anti-Unfair Competition Law and other similar applicable laws.

“Anti-Money Laundering Law” means the money laundering, drug trafficking, or terrorist-related laws to which the Company is subject.
“Articles of Association” means the Company’s articles of association as amended and/or restated and as in effect on the date hereof.
“Business” means the business of providing fraud prevention, or identity verification solutions: (i) for the purpose of determining identity verification or re-verification of individuals, including but not limited to, for customer onboarding, Know Your Customer (KYC), Know Your Business (KYB), Anti Money Laundering (AML), Political Exposed People (PEPS), or Sanctions, or (ii) an identity verification service that provides customers with a capability to orchestrate different identity verification technologies and data, or allows for low code and/or no code orchestration of signals, customer journeys, or Application Programming Interfaces (API), or (iii) a client portal, case management system, or any configuration tools and end user interfaces associated with such services or systems, or (iv) any service for providing end-users with re-usable digital identities for use in ID verification or re-verification or any digital wallet technology used for any purpose associated with ID verification, authentication, fraud prevention, or digital identities, or (v) any biometric technology that uses any biometric to determine identity, liveness, behavior, and the authenticity of a person, or (vi) any technology that determines the authenticity or liveness of any document used and presented for the purpose of identity verification,  in each case under clauses (i) through (vi), that are competitive with those (A) that are in effect operational, and conducted by the Company or any of the Company’s subsidiaries as at Completion, or (B) which would reasonably be viewed as competitive with the Company or any of the Company’s subsidiaries, or (C) are on the Company’s or Purchaser’s product roadmap as of the date of Completion.
“Business Day” means any day other than a Saturday or Sunday on which commercial banks are open for general business in London, England and in New York City, United States of America.
“Cash” means the aggregate amount of all cash and cash equivalents (but excluding the amount of (i) any issued but uncleared checks, wires or drafts, or (ii) cash security deposits made by the Company, cash collateralizing any obligation, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement (other than those that will be terminated at Completion)) determined in accordance with generally accepted accounting principles using, to the extent in accordance with such principles, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Accounts.
“Company A Ordinary Shares” means the A ordinary shares of £0.01 each in the capital of the Company.
“Company A Growth Shares” means the A growth shares of £0.01 each in the capital of the Company.
“Company B Growth Share” means the B growth share of £0.01 in the capital of the Company.
“Company B Ordinary Shares” means the B ordinary shares of £0.01 each in the capital of the Company.

“Company Charter” means the Company’s certificate of incorporation, as filed with the Registrar of Companies for England and Wales as of March 5, 2010, as amended and/or restated from time to time and as in effect on the date hereof.
“Company Charter and Articles of Association” means collectively, the Company Charter and Articles of Association.
“Company Data” means (i) all non-public information about the business or activities of the Company that is proprietary and confidential, which shall include all non-public business, financial, technical and other information that is a trade secret of the Company, and (ii) all Personal Data Processed by or on behalf of the Company.
“Company HID Ordinary Shares” means the HID ordinary shares of £0.01 each in the capital of the Company.
“Company Plans” means any (i) qualified defined contribution or defined benefit plans (whether or not terminated) which are employee pension benefit plans (including as defined in Section 3(2) of ERISA or the equivalent thereof under local law), (ii) employee welfare benefit plans (including as defined in Section 3(1) of ERISA) or (iii) material plan, policy, program or arrangement which provides nonqualified deferred compensation benefits or any other material agreement, program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits, or any employment, severance, change of control, retention, equity or equity-based, collective bargaining, material bonus or other incentive compensation, disability, salary continuation agreement, program, plan, policy or arrangement, whether written or unwritten which are maintained, contributed to or required to be contributed to by the Company or any of their ERISA Affiliates, on behalf of employees of the Company, in all cases, excluding any such plans or arrangements that are sponsored or maintained by a Governmental Authority.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“CTA 2009” means the Corporation Tax Act 2009.
“CTA 2010” means the Corporation Tax Act 2010.
“Current Assets” means, as of any applicable time, the sum of the line items on the consolidated balance sheet of the Company set forth under the heading “Current Assets” on the Working Capital Schedule attached hereto as Exhibit B.
“Current Liabilities” means, as of any applicable time, the sum of the line items on the consolidated balance sheet of the Company set forth under the heading “Current Liabilities” on the Working Capital Schedule attached hereto as Exhibit B. For the avoidance of doubt, Current Liabilities shall not include amounts that are included in Transaction Expenses or Indebtedness.
“Deferred Payments” means any Initial Purchase Price Adjustment Payment, if any, required to be made pursuant to Section 2.6(d).
“D&O and Technology Policy Amount” means an aggregate amount equal to £70,000.

“D&O Claim” means any actual or threatened action, suit, claim, proceeding or investigation that is based on, or arises out of, (i) the fact that any Person who is a director or the secretary of the Company as of immediately prior to Completion is or was a director or the secretary of the Company at any time prior to the Completion Date, or (ii) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such action, suit, claim, proceeding or investigation pertains to any matter or fact arising, existing or occurring prior to or at the Completion Date, regardless of whether such action, suit, claim, proceeding or investigation is asserted or claimed prior to, at or after the Completion Date.
“D&O Policy” means liability insurance coverage in the form of renewal or extension of the Company’s existing Management Liability - Directors’ and Officers’ Liability policy.
“EMI Options” means the Options granted by the Company in July 2018 and February 2021.
 “EMI Options Claim” means a claim by HMRC that all or part of the EMI Options do not qualify as tax-advantaged enterprise management incentives (EMI) options, including (without limitation) a claim that employers’ national insurance contributions are payable by the Company.
“EMI Options Claim Holdback” means an amount equal to £218,000.
 “Employee Option” means any Option awarded under the Company’s EMI Share Option Scheme to a Person who was an employee of the Company at the time such Option was granted, which Option was granted as a qualifying option (within the meaning of paragraph 1(2) of Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003) at the time of grant.
“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and legally binding judicial and administrative orders and determinations concerning pollution or protection of the environment, as the foregoing are enacted and in effect, on the Completion Date.
“Equity Plans” means the Company’s EMI Share Option Scheme and the Company’s Non-Tax Advantaged Option Scheme.
“Equity Plan Grant Agreement” means any share option agreement, restricted share purchase agreement, or other agreement pursuant to which any Option or Shares were granted, issued or sold under either of the Equity Plans.
“Final Purchase Price” means (i) the Aggregate Initial Purchase Price payable to the Sellers at Completion, plus (ii) any Deferred Payments that become payable to the Sellers in accordance with this Agreement.
“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, court of competent jurisdiction or arbitration tribunal, in each case whether foreign, federal, national, state or local, or any other similar body or organization exercising governmental or quasi-governmental power or authority.

“Governmental Licenses” means all permits, licenses, franchises, registrations, certificates, approvals, consents, exemptions and other authorizations obtained from any Governmental Authority, including those listed on Section 3.11 of the Disclosure Schedules.
“HMRC” means HM Revenue & Customs.
“Holdback Amount” means an amount equal to £500,000.
“IHTA” means the Inheritance Tax Act 1984.
“Indebtedness” means, with respect to any Person at any point in time, without duplication, all obligations (including in respect of principal, accrued interest, penalties, fees, premiums, breakage and other exit costs, as applicable) of such Person: (i) for borrowed money; (ii) any outstanding amounts payable under lines of credit and other credit accounts (but for the avoidance of doubt, excluding outstanding amounts payable under credit cards and obligations under leases required to be treated as capitalized leases under generally accepted accounting principles); (iii) in respect of bankers’ acceptances and letters of credit, to the extent drawn; (iv) evidenced by notes, bonds, debentures or similar debt instruments; (v) in respect of any deferred purchase price of goods or services (including “earn-out” arrangements but excluding trade payables); (vi) in respect of deferred income; and (vii) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in clauses (i) through (vi) above of any other Person.
“Intellectual Property” means all worldwide: (i) patents and patent applications; (ii) trademarks, service marks, logos, slogans, design rights, trade names and trade dress, whether or not registered, and all registrations and applications for any of the foregoing, together with all goodwill associated therewith; (iii) internet domain names and social media handles/account names; (iv) copyrights and all works of authorship (whether or not copyrightable), whether registered or unregistered; (v) rights in inventions, whether or not patentable; (vi) trade secrets, know-how, data, databases or other collection or compilations of information, works or other materials and algorithms; (vii) Software; (viii) rights of privacy and publicity and other similar rights to use the names, images, and likenesses of individuals for commercial purposes; and (ix) all rights of any kind or nature in any of the foregoing, and all other intellectual property rights.
“Intellectual Property Agreement” means an agreement containing a license, sublicense, covenant or assignment of Intellectual Property or Intellectual Property Ancillary Rights.
“Intellectual Property Ancillary Rights” means all rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriation of Intellectual Property.
“International Trade Laws” means any applicable: (i) Sanctions; (ii) U.S. export control laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws); (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (v) export, import and customs laws of other countries in which the Company has conducted and/or currently conducts business.

“IT Systems” means all hardware, servers, data communication equipment, Software, information technology systems and computer networks (including third party provided systems and services) that are owned or used by (but only to the extent used by or under the control of) the Company in connection with the operation of the Company’s business.
“Knowledge” means (i) in the case of Purchaser, the actual knowledge of the chief executive officer, chief financial officer and chief operating officer (or persons serving in similar capacities) of such Person, in each case after reasonable inquiry, and (ii) in the case of the Sellers, the actual knowledge of Alastair Crawford, Keith Marsden, Bryan Foley, Grant Greenwood, Tarlton Parsons, David Pope and Barnaby Gregory, in each case (for the avoidance of doubt, as to the foregoing (i) and (ii)), after reasonable inquiry or the knowledge such Person would reasonably be deemed to have, given such Person’s position with and responsibilities to Purchaser or to the Company (as applicable).
“law” means any foreign, federal, state or local law, statute, ruling, constitution, treaty, regulation, judgment, ordinance, rule, order or decree of any Governmental Authority, as enacted, promulgated, implemented, or in effect.
“Leased Real Property” means all of the right, title and interest of the Company under all written leases, subleases, licenses, concessions and other agreements, pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.
“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement, charge, restriction, title defect or other encumbrance of any kind.
“Loan Relationship” has the meaning given by section 302 CTA 2009.
“Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the assets, liabilities, condition (financial or otherwise), business, operations or results of the Company, taken as a whole.
“Official” means any official, employee or representative of, or any other Person acting in an official capacity for or on behalf of, any (i) Governmental Authority, including any entity owned or controlled thereby, (ii) political party, party official or political candidate, or (iii) public international organization.
“Option” means each option to purchase Company B Ordinary Shares and/or Company HID Option Shares (as the case may be).
“Optionholder” means a person who immediately prior to Completion held one or more Options.
“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company.
“Ownership Interests” means, with respect to any entity, any of the following: (i) any shares of capital stock or any other securities or equity or ownership interests of such entity (in the case of the Company, including the Shares); or (ii) any options or warrants or purchase, subscription, conversion or exchange rights, or securities convertible into or exchangeable for, or other contracts or commitments that could require any Person to issue, sell or otherwise cause to become outstanding, any shares of capital stock or any other securities or equity or ownership interests of such entity (in the case of the Company, including the Options).
“Paying Agent” means Adams & Remers LLP.
“Paying Agent Account” means:

Account name:	Adams & Remers LLP Clients Premium Account
Bank:	Barclays Bank Plc
Account number:	30103160
Sort code:	20-49-84
IBAN:	GB27 BARC 2049 8430 1031 60
Swift Code:	BARCGB22
“Payment Card Industry Data Security Standard” means the security standard applicable to all companies that accept, process, store, or transmit payment card information under the guidelines and requirements established by the Payment Card Industry Security Standards Council.
“Pensions Act” means the Pensions Act 2008 and associated legislation.
“Pension Benefits” means any pension, allowance, lump sum or other similar benefit on death, disability, retirement or termination of employment (whether voluntary or not) for the benefit of any of the Company's employees, former employees or any of their respective dependants.
“Pension Scheme” means the HooYu Ltd Standard Life Group Self Invested Personal Pension Scheme.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity of any kind or Governmental Authority.
“Personal Data” means a natural person’s name, voice or likeness, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, customer or account number, political opinions, religious beliefs or any other piece of information that identifies or locates a natural person or that, in combination with any other reasonably available data, can be used to identify or locate a natural person or household.
“Pounds” or “£”, when used in this Agreement or any other agreement or document contemplated hereby, means the lawful currency of the United Kingdom unless otherwise stated.
“Privacy and Information Security Requirements” means, to the extent applicable to the Company and its business, (i) all laws relating to the Processing of Personal Data,

including the European Union General Data Protection Regulation 2016/679 (“GDPR”) and all other laws supplementing, amending or replacing the GDPR, the Gramm-Leach-Bliley Act, 113 Stat. 1338 (as amended), and the Federal Trade Commission Act, 15 U.S.C. §§ 41-58 (as amended), and (ii) the Payment Card Industry Data Security Standard.
“Privacy Notices” means any written notices or policies of the Company in respect of the Company’s Processing of Personal Data or privacy practices.
“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, allegation, investigation or audit of any nature whether civil, criminal, quasi criminal, indictment, administrative, regulatory or otherwise and whether at law or in equity.
“Process” (or “Processing” or “Processes” or “Processed”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Relevant Step” and “Relevant Third Person” have the meanings given in section 554A in Part 7A ITEPA.
“Relief” means any loss, relief, allowance, credit, deduction, exemption or set off in respect of Tax (or in respect of the computation of income, profits or gains for Tax purposes) or any right to repayment of Tax, and in the case of a right to repayment of Tax includes any interest or repayment supplement, and:
(a)    any reference to the “use” or “set-off” of Relief shall be construed accordingly and shall include any use or set-off in part; and
(b)    any reference to the “loss” of a Relief shall include, without limitation any disallowance, restriction, non-availability, reduction, absence, non-existence or cancellation of any such Relief.
“Sanctions” means any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority.
“Sanctions Authority” means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State and Department of Commerce, and Her Majesty's Treasury; and (vi) any governmental institution or agency with responsibility for imposing, administering, or enforcing applicable Sanctions in China, Israel, Japan, Saudi Arabia, South Africa, Ukraine (but excluding any material entity asserting jurisdiction over the Crimea region or any other region of Ukraine whose claim is not recognized by the United States and the European Union) or the United Arab Emirates.
“Sanctioned Person” means any person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the

OFAC list of “Specially Designated Nationals and Blocked Persons,” or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty's Treasury or any other relevant Governmental Authority (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria), or (d) owned or controlled by any such person or persons described in the foregoing clauses (a)-(c).
“Seller” or “Sellers” have their meanings set forth in the recitals.
“Sellers’ Representative” means Alastair Crawford and Keith Marsden (acting jointly).
“Shares” means the 607,785 Company A Ordinary Shares, the 148,650, Company A Growth Shares, the 317,298 Company B Ordinary Shares, the 1 Company B Growth Share and the 10,655 Company HID Ordinary Shares.
“Software” means all computer software and firmware (in source code or object code), specifications, designs and documentation and materials related thereto.
“Specified Sellers” means each of the Sellers listed on Schedule 2 attached hereto.
“Target Working Capital” means £500,000.
“Tax” or “Taxes” means any form of tax and any duty, levy, withholding, contribution, impost or tariff in the nature of tax in any jurisdiction (including, for the avoidance of doubt, any liability under section 455 CTA 2010 and any national insurance contribution liabilities or deductions under PAYE in the United Kingdom and any equivalent or similar obligations elsewhere) together with all related penalties, fines, surcharges and interest and regardless of whether such taxes, levies, withholdings, contributions, imposts or tariffs are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person, and of whether any amount in respect of them is recoverable from any other person and “Taxation” shall be construed accordingly.
“Tax Authority” means any Governmental Authority competent to impose, assess, collect or administer any Tax including HMRC.
“Tax Return” means any return, notice, registration, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, computation, statement or information and including any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Technology Policy” means liability insurance coverage in the form of renewal or extension of the Company’s existing Professional Indemnity –Technology insurance policy.
“Transaction Documents” means this Agreement, the Disclosure Schedules, the exhibits and schedules to this Agreement and any other documents, agreements, certificates and other instruments contemplated by this Agreement.
“Transaction Expenses” means, collectively, the amount of the unpaid fees, commissions, costs, charges or expenses that have been incurred or committed (whether or not yet invoiced) at or prior to Completion (and expressly including any Transaction Expenses triggered by Completion) on behalf of the Company and/or the Sellers and payable by the Company in connection with or incidental to (i) the preparation, negotiation and execution of this Agreement, (ii) the consummation or performance of any of the transactions contemplated by this Agreement and the agreements contemplated hereby, and/or (iii) the pursuit of any alternative transaction designed to provide material liquidity to the Sellers with respect to the Company or its business, including, in respect of (i) through (iii) above, (A) the fees, commissions, costs, charges and expenses of any broker, investment banker or financial advisor, any legal, accounting and consulting or other advisor fees and expenses, (B) the D&O and Technology Policy Amount, (C) any severance obligations owed by the Company for any terminations prior to the Completion Date (but not including any severance obligations for any termination on or after the Completion Date), stay, retention, sale or change of control payment made or required to be made by the Company to any current or former director, officer, employee, contractor, consultant or agent as a result of, or in connection with, this Agreement and the transactions contemplated hereby, and in each case the employer portion of any payroll Taxes attributable thereto, and (D) to the extent not already taken into account pursuant to the immediately preceding clause (C), the employer portion of any payroll Taxes attributable to the exercise of any Options and/or the sale of any Shares underlying any Options as a result of, or in connection with, the transactions contemplated hereby (save to the extent that such payroll Taxes are paid by the relevant Optionholder).
“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.
“VAT” means value added tax (or any relevant foreign equivalent).
“VATA” means the Value Added Tax Act 1994.
“Working Capital” means, for the Company as of the Completion Date (a) Current Assets, minus (b) Current Liabilities, which amount may be positive or negative, and which shall be calculated on a consistent basis with the “Working Capital Schedule” presented in Exhibit B.
Article 2

THE PURCHASE AND SALE OF THE SHARES
2.1Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, at Completion, each Seller shall sell to Purchaser, and Purchaser shall purchase from each Seller, the number of Shares set out opposite its name in Schedule 1, sold with full title guarantee free and clear of all Liens and together with all rights attached or accruing to them at Completion. Section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the sale and purchase of the Shares. Each Seller waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them. Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously, but so that completion of the purchase of some of the Shares will not affect the rights of Purchaser with respect to the other Shares.
2.2Completion Payment. At Completion, Purchaser shall pay, or cause to be paid, an amount equal to the Aggregate Initial Purchase Price, with each Seller entitled to receive a portion of the Aggregate Initial Purchase Price equal to the amount set forth opposite such Seller’s name in Schedule 1 (the aggregate of all such payments to Sellers, the “Completion Payment”). The Completion Payment shall be made by Purchaser to the Paying Agent Account by electronic transfer of immediately available funds with respect to the Aggregate Initial Purchase Price. The Paying Agent is hereby irrevocably authorized to receive the payment to be made pursuant to this Section 2.2 and payment thereof to the Paying Agent Account shall be a good and full discharge of Purchaser’s obligation to pay the portion of the Aggregate Initial Purchase Price pursuant to this Section 2.2 and Purchaser shall not be concerned as to the split of the portion of the Aggregate Initial Purchase Price paid pursuant to this Section 2.2 between the Sellers.
2.3Completion. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Completion”) will occur on the date hereof, immediately after the execution of this Agreement, and will take place by conference call among all the parties and by the exchange and release of signature pages delivered by e-mail or other electronic means. The date of Completion is referred to herein as the “Completion Date”.
2.4Seller and Sellers’ Representatives Deliveries at or Prior to Completion.
(a)At Completion, each Seller shall deliver or cause to be delivered to Purchaser the following:
(i)a copy of an executed power of attorney under which any Transaction Document has been or is to be executed by such Seller, in form and substance mutually satisfactory to Purchaser and the Sellers’ Representatives; and
(ii)the share certificates for such Seller’s Shares or an indemnity in respect of any lost share certificate, in form and substance mutually satisfactory to Purchaser and the Sellers’ Representatives.
(b)At Completion, the Sellers’ Representatives shall deliver or cause to be delivered to Purchaser the following:
(i)the written resignations of each of the directors of the Company as a director of the Company, in form and substance mutually satisfactory to Purchaser and the Sellers’ Representatives;
(ii)the statutory registers and share certificate books of the Company;
(iii)the authentication code used by the Company for making electronic filings with the U.K. Registrar of Companies;
(iv)evidence that the Company has obtained the D&O Policy providing coverage for the three (3) year period immediately following the Completion Date;
(v)evidence that the Company has obtained the Technology Policy providing coverage for the twelve (12) month period immediately following the Completion Date; and
(vi)copies of resolutions duly adopted at a duly convened meeting of the directors of the Company (or written resolutions of the directors of the Company duly passed) at which (A) subject to the Completion occurring, the transfers of the Shares are approved for registration (subject only to being duly stamped), (B) the resignations described in subsection (i) of this Section 2.4(b) are accepted with effect from Completion, and (C) such persons as Purchaser nominates are appointed as directors with effect from Completion.
2.5Purchaser Deliveries at Completion. At Completion, Purchaser shall deliver or cause to be delivered the following:
(a)to the Paying Agent Account in accordance with Section 2.2, the Completion Payment;
(b)to the Sellers’ Representatives, a copy of an executed power of attorney under which any Transaction Document has been or is to be executed by Purchaser, in form and substance mutually satisfactory to Purchaser and the Sellers’ Representatives; and
(c)to the payees set forth on the Estimated Transaction Expenses Statement, all of the Estimated Transaction Expenses, by wire transfer of immediately available funds and in accordance with the wire transfer instructions set forth on the Estimated Transaction Expenses Statement.
2.6Adjustments.
(a)Determination of Completion Adjustment. The Sellers’ Representatives have delivered to Purchaser (i) a written statement, a copy of which is attached hereto as Schedule 3 (the “Estimated Completion Statement”) setting forth (A) the Sellers’ Representatives’ good faith estimate of Working Capital as of Completion (“Estimated Working Capital”) (prepared in accordance with the Working Capital Schedule attached hereto as Exhibit B), (B) the Sellers’ Representatives’ good faith estimate of the aggregate amount of all Cash of the Company as of Completion (“Estimated Cash”), (C) the Sellers’ Representatives’ good faith estimate of the aggregate amount of all Indebtedness of the Company as of Completion (“Estimated Indebtedness”), (D) the Sellers’ Representatives’ good faith estimate of the aggregate amount of all Transaction Expenses as of Completion (“Estimated Transaction Expenses”), together with a statement setting forth the amount and payee for each item of Estimated Transaction Expenses, along with wire transfer instructions for each payee thereof (the “Estimated Transaction Expenses Statement”), and (E) the resulting calculation of the Aggregate Initial Purchase Price, and (ii) Schedule 1 reflecting the portion of the Aggregate Initial Purchase Price to be paid to each Seller after taking into account the estimates described in the foregoing clauses (i)(A) through (i)(E), together with the portions of any Deferred Payments that each Seller is entitled to receive pursuant to this Agreement, and in the case of each of the foregoing clauses (i) and (ii), with reasonable supporting or underlying documentation used in the preparation thereof. Purchaser and the Sellers’ Representatives have in good faith discussed and attempted to resolve prior to the Completion Date any objections Purchaser may have raised with respect to the Estimated Completion Statement; provided that if any such objections have been resolved prior to the Completion Date, then the Estimated Completion Statement shall not be modified and, for the avoidance of doubt, nothing in this Section 2.6(a) shall impact or limit the remaining provisions of this Section 2.6.
(b)Determination of Post-Completion Adjustment. No later than sixty (60) days following Completion, Purchaser shall deliver to the Sellers’ Representatives a written statement (the “Completion Statement”) setting forth (i) a calculation of the actual Working Capital as of Completion (“Actual Working Capital”) (prepared in accordance with the Working Capital Schedule), (ii) a calculation of the actual Cash of the Company as of Completion (“Actual Cash”), (iii) a calculation of the actual Indebtedness of the Company as of Completion (“Actual Indebtedness”), and (iv) a calculation of the actual Transaction Expenses as of

Completion (“Actual Transaction Expenses”), in each case, with reasonable supporting or underlying documentation used in the preparation thereof.
(c)Disputed Final Adjustment.
(i)No later than thirty (30) days following the delivery by Purchaser of both the Completion Statement and the reasonable supporting or underlying documentation used in the preparation thereof, the Sellers’ Representatives shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses. During such thirty (30) day period, the Sellers’ Representatives and their agents shall be provided with reasonable access during normal business hours and upon reasonable notice to the relevant financial books and records of the Company as well as any relevant work papers as they may reasonably request to enable them to evaluate the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses prepared by Purchaser. If the Sellers’ Representatives accept the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses determined pursuant to Section 2.6(b), or the Sellers’ Representatives fail within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.6(b) shall be the “Final Working Capital,” the calculation of Actual Cash determined pursuant to Section 2.6(b) shall be the “Final Cash,” the calculation of Actual Indebtedness determined pursuant to Section 2.6(b) shall be the “Final Indebtedness” and the calculation of Actual Transaction Expenses determined pursuant to Section 2.6(b) shall be the “Final Transaction Expenses,” which, in each case, shall be deemed final and conclusive and binding upon all parties in all respects.
(ii)If the Sellers’ Representatives disputes the accuracy of the calculation of any or all of Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses, the Sellers’ Representatives shall provide written notice to Purchaser no later than thirty (30) days following the delivery by Purchaser to the Sellers’ Representatives of both the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses and the reasonable supporting or underlying documentation used in the preparation thereof (the “Dispute Notice”), setting forth in reasonable detail the basis for such dispute(s), the amount(s) involved and the Sellers’ Representatives’ proposed adjustment(s) to the Completion Statement with reasonable supporting documentation. During the thirty (30) day period following delivery of the Dispute Notice, Purchaser and the Sellers’ Representatives shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses in accordance with this Section 2.6(c)(ii) or Section 2.6(c)(iii), as the case may be (as so determined, or as determined pursuant to Section 2.6(c)(i) above, “Final Working Capital”, “Final Cash,” “Final Indebtedness” and “Final Transaction Expenses,” respectively), the Sellers’ Representatives and their agents shall be provided with reasonable access during normal business hours and upon reasonable notice to the relevant financial books and records of the Company as they may reasonably request to enable them to address all matters set forth in any Dispute Notice. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital, Final Cash, Final Indebtedness and/or Final Transaction Expenses shall be the amount agreed upon by them. If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Purchaser and the Sellers’ Representatives shall forthwith refer any matter in dispute to: (i) such reputable independent firm of UK chartered accountants as shall be jointly nominated by Purchaser and the Sellers’ Representatives; or (ii) failing nomination within ten (10) days after a request for joint nomination by either of them, such reputable independent firm of chartered accountants as is nominated at the request of either Purchaser or the Sellers’ Representatives by the president of the Institute of Chartered Accountants in England and Wales (the “Accounting Firm”). The Accounting Firm shall act as an expert and not as an arbitrator and shall make a binding determination as to the items disputed under this Section 2.6(c) in accordance with this Agreement.
(iii)The Accounting Firm will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Purchaser and the Sellers’ Representatives within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses shall be based solely on the resolution of such disputed items. The Accounting Firm shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party. Save in the case of manifest error, the decision of the Accounting Firm shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Firm’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital,” the Accounting Firm’s final calculation of Actual Cash shall be deemed the “Final Cash,” the Accounting Firm’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness” and/or the Accounting Firm’s final calculation of Actual Transaction Expenses shall be deemed the “Final Transaction Expenses” (in each case, as applicable). The fees and expenses of the Accounting Firm shall be allocated to be paid by Purchaser on the one hand, and the Sellers’ Representatives (on behalf of the Sellers), on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm.
(d)Payment following Calculation of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses.
(i)Following the determination of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses, (A) the Aggregate Initial Purchase Price shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital, the Final Cash for the Estimated Cash, and the Final Transaction Expenses for the Estimated Transaction Expenses, and (B) as applicable, (1) the amount, if any, by which the Final Indebtedness exceeds the Estimated Indebtedness shall be deducted from the Aggregate Initial Purchase Price, as so recalculated pursuant to the immediately preceding clause (A), or (2) the amount, if any, by which the Estimated Indebtedness exceeds the Final Indebtedness shall be added to the Aggregate Initial Purchase Price, as so recalculated pursuant to the immediately preceding clause (A) (the Aggregate Initial Purchase Price as so recalculated pursuant to the immediately preceding clause (A), plus or minus the adjustment for Final Indebtedness pursuant to the immediately preceding clause (B), shall be referred to herein as the “Adjusted Aggregate Initial Purchase Price”). If the Adjusted Aggregate Initial Purchase Price is greater than the Aggregate Initial Purchase Price on the Completion Date, then Purchaser shall pay, or cause to be paid, to the Sellers an aggregate amount in cash equal to the sum of (A) the difference between the Adjusted Aggregate Initial Purchase Price and the Aggregate Initial Purchase Price, and (B) the Holdback Amount, such amount to be allocated amongst the Sellers in accordance with the percentages set forth in Schedule 1 and paid in accordance with the provisions of Section 2.6(d)(ii). If the Aggregate Initial Purchase Price on the Completion Date is greater than the Adjusted Aggregate Initial Purchase Price, then (X) the Holdback Amount shall be reduced by an amount equal to the difference between the Adjusted Aggregate Initial Purchase Price and the Aggregate Initial Purchase Price (the “Shortfall Amount”), (Y) the Shortfall Amount shall not be released from the Holdback Fund but shall be retained by Purchaser as a reduction to the Aggregate Initial Purchase Price, and (Z) the amount, if any, by which the Holdback Amount exceeds the Shortfall Amount shall be released from the Holdback Fund and paid, or caused to be paid, by Purchaser, with such amount to be allocated amongst the Sellers in accordance with the percentages set forth in Schedule 1 and paid in accordance with the provisions of Section 2.6(d)(ii).
(ii)Any payment required to be made to the Paying Agent (for the benefit of the Sellers) by Purchaser pursuant to this Section 2.6(d) (any such payment, an “Initial Purchase Price Adjustment Payment”) shall be made by wire transfer of immediately available funds to the Paying Agent Account, and shall be made on or prior to the fifth (5th) Business Day following the final determination of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses pursuant to Section 2.6(c). The Paying Agent is hereby irrevocably authorised to receive any Initial Purchase Price Adjustment Payment to be made pursuant to this Section 2.6(d)(ii), and payment thereof to the Paying Agent Account shall be a good and full discharge of any obligation to pay such Initial Purchase Price Adjustment Payment pursuant to this Section 2.6(d)(ii), and Purchaser shall not be concerned as to the split of such portion of the Initial Purchase Price Adjustment Payment between the relevant Sellers.
2.7Holdback. The parties acknowledge and agree that, at Completion, Purchaser shall withhold payment of the Holdback Amount as a reduction to the Aggregate Initial Purchase Price (as set forth in clause (v) of the definition of “Aggregate Initial Purchase Price”) (the “Holdback Fund”), to be retained by Purchaser solely for the purposes of securing the obligations of the Sellers for any amount that becomes due to Purchaser pursuant to Section 2.6(d).
2.8No Duplication. The parties acknowledge and agree that in order to avoid duplication, no individual item or amount shall be taken into account more than once in the calculation of each of the Aggregate Initial Purchase Price and/or the Adjusted Aggregate Initial Purchase Price, as calculated and determined in accordance with this Article 2 (it being understood and agreed that the intent of this Section 2.8 is solely to avoid duplication or “double counting”).
2.9Withholding. Each party shall make all payments under this Agreement without withholding or deduction of, or in respect of, any Tax unless required by law. Any amounts withheld or deducted shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.10Currency. Except as otherwise provided in this Agreement, any amount in a currency other than pounds sterling shall, to the extent that it is required, in whole or in part, to be expressed in pounds sterling in order to give full effect to this Agreement, be deemed for that purpose to have been converted into pounds sterling at the mid-market spot rate of the relevant currency for the purchase or sale of pounds sterling (rounded to two (2) decimal places) as applicable, as reported in the Financial Times (London, England edition), on the date of payment or calculation.
Article 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby severally represents and warrants to Purchaser as follows:
3.1Organization and Power. The Company is a private company limited by shares duly organized, validly existing and in good standing under the laws of England and Wales. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction set forth opposite such entity’s name on Section 3.1 of the Disclosure Schedules attached hereto (the “Disclosure Schedules”), which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the proper conduct of such entity’s business requires such entity to be so qualified or licensed, except where the failure of such entity to be so qualified or licensed in such jurisdiction would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company, taken as a whole. The Company has all requisite power and authority to carry on its business as now conducted in all material respects. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The Company has provided to Purchaser complete and correct copies of the Company Charter and Articles of Association and each of the other organizational documents of the Company, in each case, as amended to the date of this Agreement, and the Company is not in violation of any of the provisions contained in such documents in any material respect and there is no condition or event with respect to the Company which, after notice, lapse of time or both, would reasonably be expected to result in such a violation.
3.2Authorization. No act or proceeding on the part of the directors of the Company is necessary to authorize the consummation of any of the transactions contemplated by this Agreement or any other agreement contemplated hereby.
3.3Capitalization.
(a)As of the date hereof, the outstanding shares of the Company consists solely of: (i) 607,785 Company A Ordinary Shares, (ii) 148,650 Company A Growth Shares, (iii) 317,928 Company B Ordinary Shares, (iv) 1 Company B Growth Share and (v) 10,655 Company HID Ordinary Shares. Schedule 1 accurately sets forth (A) the name of each Seller and (B) the number of shares of each class and series of Shares held by such Seller. Schedule 1 accurately sets forth (X) the amount of the Aggregate Initial Purchase Price that such Seller is entitled to receive pursuant to this Agreement, and (Y) the portion of any Initial Purchase Price Adjustment Payment that each Seller is entitled to receive pursuant to Section 2.6(d)(i) of this Agreement.  All of the issued and outstanding equity securities of the Company have been duly authorized, are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive or similar rights created by statute, the Company Charter, the Articles of Association or any

agreement to which the Company is a party or by which it is bound, were issued in accordance with applicable securities laws, and are owned of record and beneficially by the Sellers as set forth in Schedule 1. The register required to be maintained by the Company under laws of the jurisdiction of its incorporation is in the Company’s possession or under its control, is up to date in all material respects, and is maintained in accordance with applicable law, and the Company has not received any written notice that such register should be rectified. The Company has delivered the documents required by law to be delivered to the company registry in the jurisdiction of its incorporation on a timely basis.
(b)Except for this Agreement and except as set forth on Section 3.3(b) of the Disclosure Schedules, there are no (i) authorized or outstanding equity securities, options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, sale, disposition, acquisition, repurchase or redemption of any of its Ownership Interests, capital or profits or any rights or interests exercisable therefor, (ii) outstanding equity appreciation, phantom shares or similar rights with respect to the Company, (iii) authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire Ownership Interests having the right to vote) with the Sellers on any matter, or (iv) proxies, voting trusts or agreements, seller agreements or other contracts with respect to any Ownership Interests of the Company or the voting or transfer thereof or the governance of the Company. There are no accrued or unpaid dividends or distributions with respect to any of the issued and outstanding Ownership Interests of the Company. The Company neither owns nor otherwise holds, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other Ownership Interest in any Person.
(c)The payment of the Final Purchase Price in accordance with the terms and conditions of this Agreement (including Schedule 1) is in compliance with the Company Charter and Articles of Association, applicable law, and any contract to which the Company is a party and shall, for the avoidance of doubt, satisfy all claims of the Sellers to the Final Purchase Price. Schedule 1 is true, complete and correct in all respects and contains no errors, omissions or inaccuracies, including the amount of the Final Purchase Price that each Seller is entitled to receive pursuant to this Agreement and, except as set forth in Schedule 1, no Person (including any Seller or current or former holder of any Ownership Interests of the Company) has any claim, right or entitlement to any consideration or other payment arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or under the Company Charter and Articles of Association or any contract relating to the foregoing arising out of or in connection with this Agreement or the transactions contemplated by this Agreement that was not included in Schedule 1.
(d)Each grant of Options was duly authorized no later than the date on which the grant of such Option was, by its terms, to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Seller approval by the necessary number of votes or written consents. All Options have, in all material respects, been granted in compliance with applicable law, including all applicable securities laws, and the Equity Plans. The Equity Plans were established and have been operated in accordance with their provisions and applicable laws, and no disqualifying events have occurred with respect thereto. Each Option was granted with a per share exercise price that equaled or exceeded the fair market value of a Company B Ordinary Share and/or a Company HID Ordinary Share (as the case may be) on the applicable date of grant. All holders of Employee Options have made valid working time declarations, and there have been no grants of Employee Options since September 2020. The Company has made no compensatory payments in respect of any Options that were cancelled or which lapsed prior to the date hereof. All vested Options, to the extent not exercised prior to Completion, together with all unvested Options, will terminate effective as of Completion with no further liability on the part of the Company with respect thereto. True and complete copies of all agreements (and any amendments thereto, if applicable) evidencing Options have been provided to Purchaser. All Shares acquired by any founders, employees or office holders of the Company (other than in connection with the exercise of Options) were acquired for at least market value (or unrestricted market value where subject to restrictions), and where relevant, section 431 ITEPA 2003 tax elections were made within fourteen (14) days of any acquisition of Shares by founders, employees or office holders of the Company.
3.4Absence of Conflicts. Except as set forth on Section 3.4 of the Disclosure Schedules, the execution, delivery and performance by the Sellers of this Agreement, the other agreements contemplated hereby, and the consummation of each of the transactions contemplated hereby or thereby will not: (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) the Company Charter and Articles of Association or any other organizational documents of the Company, (ii) any Material Contract, material Governmental License or lease agreement in respect of material Leased Real Property, or (iii) any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Authority having jurisdiction over the Company, as applicable, or any of its respective properties or assets; (b) result in the creation or imposition of any Lien upon any of the assets of the Company; or (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, except where failure to give notice, to file, or to obtain any authorization, consent, approval, exemption, action or notice would not reasonably be expected to, individually or in the aggregate, be material.
3.5Accounts; No Undisclosed Liabilities; Insolvency.
(a)Section 3.5(a) of the Disclosure Schedules contains the unaudited statutory accounts as at and for the financial year ended on March 31, 2021 (the “Accounts Date”), comprising a balance sheet and the directors’ reports on and notes to them (the “Accounts”).
(b)The Accounts (i) were prepared in accordance with applicable laws and generally accepted accounting practices in force at the date to which they were prepared in the United Kingdom and otherwise on a basis substantially consistent with the statutory accounts of the Company for the previous two financial years, (ii) gave a true and fair view of the state of affairs of the Company as at the Accounts Date, (iii) are not misleading and do not materially overstate the value of the assets or materially understate the liabilities of the Company as at the Accounts Date and do not materially overstate the profits or materially understate the losses of the Company in respect of the period to which they relate, and (iv) were duly filed in accordance with applicable laws.
(c)There are no liabilities, debts, claims or obligations of any nature of the Company, whether known, unknown, accrued, absolute, direct or indirect, contingent, determined, determinable or otherwise, whether due or to become due (the “Liabilities”), except (i) Liabilities disclosed in Section 3.5(c) of the Disclosure Schedules, (ii) Liabilities reserved or reflected against in the Accounts, (iii) Liabilities incurred since the Accounts Date in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to be material to the Company, taken as a whole, (iv) Liabilities incurred as a result of the transactions contemplated by this Agreement or any other agreement contemplated hereby, or (v) Liabilities arising under the executory portion of any contract disclosed in the Disclosure Schedules (other than Liabilities for, or arising out of, breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit).
(d)The Company maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s statutory accounts and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, and (iv) the reporting of its assets is compared with existing assets at regular intervals.
(e)The Company does not have any Indebtedness other than in respect of deferred income or deferred revenue in the estimated amount set forth on the Estimated Completion Statement.
(f)The Company is not insolvent under the laws of the jurisdiction of its incorporation or unable to pay its debts as they fall due. No liquidator, administrator, receiver or similar officer has been appointed in relation to the Company or the whole or any material part of its assets or undertaking. No resolution or administration order has been passed or order made for the winding up or any other reorganisation or reconstruction of the Company, and no petition has been presented for the winding up of the Company which has not been withdrawn or dismissed. No arrangement, composition or compromise has been made or proposed between the Company and all or any class of creditors. No petition or application has been made to court for an administration order in respect of the Company. No notice of intention to appoint an administrator of the Company has been given or filed. No formal action (which has been notified to the Company in writing) has been taken by the Registrar of Companies or equivalent commercial register in any relevant jurisdiction to strike the Company off the register, and no such action is pending or, to Sellers’ Knowledge, threatened or in process. There is no unsatisfied judgment or court order outstanding against the Company, and no distress, execution or other process has been levied on the assets of the Company. No application has been made in respect of the Company for an interim order under section 253 Insolvency Act 1986 and no interim receiver has been appointed to the property of the Company under section 286 Insolvency Act 1986. The Company has not suffered any equivalent or analogous proceedings or orders to any of those described above in this subsection (f) under the law of any other jurisdiction. No steps have been taken to enforce any security over any assets of the Company which may adversely affect the ability of any Seller to comply with the Transaction Documents and, to Sellers’ Knowledge, no event has occurred to give the right to enforce such security.
3.6Absence of Certain Developments. Except as set forth on Section 3.6 of the Disclosure Schedules, since the Accounts Date, the Company (I) has operated in the ordinary course of business consistent with past practice, (II) has not suffered any Material Adverse Effect, and (III) has not taken any of the following actions:
(a)sold, leased, assigned, licensed or transferred or otherwise disposed of any of its assets or any portion thereof (other than sales of obsolete assets or assets with no book value, de minimis assets and prepayment of Indebtedness in accordance with its terms using Cash) or any of its material Intellectual Property or any Intellectual Property Ancillary Rights (other than non-exclusive licenses granted in the ordinary course of business), or mortgaged, pledged or subjected any of the foregoing to any additional Lien;
(b)except as required by applicable law, made, granted or promised any bonus, any wage or salary increase or any other payment to any current or former employee,

manager, officer or director, or contractor who is a natural person which is material or outside of the ordinary course of business of the Company;
(c)entered into, materially amended, or terminated any benefit plan;
(d)except as required by law, entered into, or amended, any collective bargaining agreements or other contract with any labor union, works council, or other employee representative relating to any current of former employees of the Company;
(e)other than pursuant to applicable law, issued, sold, granted, redeemed, delivered, disposed of, pledged or otherwise encumbered any of its Ownership Interests;
(f)hired any new, terminated, or modified or amended in any material respect any contract with any existing employees, contractors, managers, officers or directors of the Company;
(g)made any loans, advances or capital contributions to, or investments in, any other person, other than immaterial employee loans or advances in the ordinary course of business;
(h)created, incurred, assumed, suffered to exist, guaranteed or otherwise become liable in respect of any Indebtedness;
(i)acquired by merging or consolidating with, or by purchasing a substantial portion of the equity securities or assets of, any Person or division thereof (other than inventory), or effected any business combination, recapitalization or similar transaction, or otherwise acquired or licensed or agreed to acquire or license any assets, properties or equity securities of any Person;
(j)split, combined or reclassified any of its capital securities;
(k)made or changed any material election relating to Taxes, changed any annual accounting period or method of Tax accounting except in so far as may be required by a change in generally accepted accounting principles or applicable law, settled or compromised any material Liability for Taxes or claim, filed any amended material Tax Return, agreed to an extension of a statute of limitations in respect of any Tax, surrendered any right to claim a material Tax refund, or incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice;
(l)made any material change in policies with respect to the payment of accounts payable or accrued expenses, including any acceleration or deferral of the payment thereof, as applicable, in each case, other than in the ordinary course of business;
(m)made any material change in any cash management practices or in accounting methods, principles or practices, except as required by the cash basis of accounting;
(n)amended or authorized the amendment of the Company Charter or the Articles of Association;
(o)waived any of the rights of the Company under the confidentiality provisions of any agreement related to the transactions contemplated by this Agreement or any competing transaction or any of the material rights of the Company under the confidentiality provisions of any other agreements entered into by the Company;

(p)amended, modified, assigned, terminated (partially or completely), granted any waiver or release under or given any consent with respect to, or entered into any agreement to do any of the foregoing with respect to, any of the Material Contracts or entered into any Material Contract;
(q)made any capital investment in, or any loan to, any other Person;
(r)entered into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto, or that would, after the Completion Date, limit or restrict in any material respect the Company or any of its Affiliates from engaging in any line of business, in any location or with any firm;
(s)entered into any new lease, sublease, or other occupancy agreement in respect of real property in excess of £100,000 per lease, sublease or other occupancy agreement;
(t)abandoned, failed to defend against legal challenge, or permitted to lapse Owned Intellectual Property or any other material Intellectual Property of the Company;
(u)commenced any action, suit, legal proceeding or arbitration;
(v)failed to take or maintain reasonable measures to protect the confidentiality of any trade secrets or other proprietary information included in the Owned Intellectual Property;
(w)entered or offered to enter into any settlement, compromise or release contemplating or involving any admission of wrongdoing or misconduct or providing for any relief or settlement;
(x)canceled, revoked, terminated, waived, modified or failed to maintain, renewed or materially adversely amended the terms of any Governmental License;
(y)adopted or entered into a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; or
(z)authorized, agreed, resolved or committed, whether oral or in writing, to take any of the foregoing actions.
3.7Real Property. The Company does not own any real property. Section 3.7 of the Disclosure Schedules sets forth a complete and correct list of all leases and subleases of each Leased Real Property facility of the Company as of the date hereof and the address of each such property, and such Leased Real Property constitutes all of the real property used in the operation of the Company’s business. Except as set forth in Section 3.7 of the Disclosure Schedules and except as would not reasonably be expected to be material, the Company has good and valid title to the leasehold interest under the lease or sublease for such Leased Real Property, free and clear of any Liens, the Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, and the Company is not in breach or default under any such lease or sublease and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such lease. Each lease or sublease for the Leased Real Property is valid, binding and enforceable against the Company and is in full force and effect, subject to proper execution of such lease or sublease by the other parties thereto and has not been modified, and the transactions contemplated hereby do not require the consent of any other party to such lease or sublease and will not result in a breach of or default under such lease or sublease. To the Knowledge of the Sellers, there are no disputes with respect any lease or sublease for the Leased Real Property and the Company has not received or provided any notice of any intention to terminate any such lease or sublease. The Company has provided Purchaser with complete and correct copies of all lease agreements with respect to the Leased Real Property.
3.8Title to Tangible Assets. Except as set forth on Section 3.8 of the Disclosure Schedules, the Company owns good, valid and marketable title (or, in the case of leased or licensed property and assets, has the right to use pursuant to a valid and enforceable leasehold interest or valid license), free and clear of all Liens, to all of the personal, tangible and intangible property and assets shown on the Accounts or that are material to the Company’s business as conducted as of the date of this Agreement. All such property and assets are in normal operating condition, save for normal wear and tear, and are not in need of any maintenance or repair, except for ordinary routine maintenance and repairs that are not, individually or in the aggregate, material.
3.9Contracts and Commitments.
(a)Section 3.9(a) of the Disclosure Schedules lists all of the following agreements, contracts, commitments, arrangements and other instruments (whether written or oral) to which the Company is a party and which are currently in effect as of the date hereof (such agreements, contracts, commitments, arrangements and other instruments, of the type required to be so scheduled, but whether or not so scheduled, the “Material Contracts”):
(i)agreements, contracts, commitments, arrangements and other instruments which (A) involve commitments to make capital expenditures in excess of £200,000, or (B) provide for the purchase, lease or use by, or sale or distribution to, the Company of goods or services that requires payments in excess of £200,000;
(ii)agreements, contracts, commitments, arrangements and other instruments with any of the Company’s (A) twenty (20) largest customers by annual recurring revenue, and (B) suppliers, distribution partners or vendors from whom the Company has made purchases in excess of £200,000, in each case of the foregoing clauses (A) and (B) during the period from January 1, 2021 to December 31, 2021;
(iii)data redistribution or similar agreements pursuant to which the Company is authorized to distribute any data obtained from or provided by the counterparty thereto;
(iv)agreements, contracts, commitments, arrangements and other instruments evidencing Indebtedness of the Company or any guaranty, letter of credit, performance bond or other credit support by the Company of any obligation in respect of borrowed money;
(v)agreements, contracts, commitments, arrangements and other instruments under which any material asset of the Company is permitted to become encumbered by a Lien;
(vi)agreements, contracts, commitments, arrangements and other instruments with agents, dealers, distributors, independent third party sales representatives or contractors pursuant to which the Company makes annual payments in excess of £200,000;
(vii)agreements, contracts, commitments, arrangements and other instruments pursuant to which the Company is a lessor or sub-lessor or a lessee, sub-lessee or occupant of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed £200,000;
(viii)agreements, contracts, commitments, arrangements and other instruments that (A) grant any right of first refusal, right of first offer or similar right to a third party, (B) otherwise restrict or purport to restrict in any material respect the ability of the Company to compete in any line of business or geographical area, (C) provide for an earn-out or similar deferred conditional payment obligation, (D) include any “most favored nation” provision, or (E) contain any exclusivity obligation or provision;
(ix)agreements, contracts, commitments, arrangements and other instruments that relate to the acquisition or disposal of any business or any material assets (whether by merger, sale of stock, sale of assets or otherwise);
(x)Intellectual Property Agreements (other than (A) non-exclusive software as a service agreements or license agreements entered into with customers or vendors in the ordinary course of Business that do not deviate from the Company’s form, and (B) licenses for generally commercially available, off-the-shelf software that is licensed under standard terms and costs less than £200,000 in the aggregate);
(xi)option, license, franchise or similar agreements, contracts, commitments, arrangements and other instruments relating to real or personal property, or any tangible assets of the Company;
(xii)collective bargaining agreements or other contracts with any labor union, works council, or other employee representative relating to any employees, workers, consultants, managers, officers or directors of the Company;
(xiii)agreements, contracts, commitments, arrangements or other instruments pursuant to which the Company is required to pay any commission, finders’ fee, royalty or similar payment, whether in connection with transactions or otherwise;
(xiv)agreements, contracts, commitments, arrangements or other instruments relating to any pending Proceedings;
(xv)agreements, contracts, commitments, arrangements or other instruments relating to any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any equity securities of the Company;
(xvi)agreements, contracts, commitments, arrangements or other instruments evidencing any partnerships or joint ventures;
(xvii)employment, severance or change in control agreements, contracts, commitments, arrangements and other instruments with any employees, officers, managers, independent contractors, or directors of the Company, whether in the United Kingdom or not (including, e.g., agreements, contracts, commitments, arrangements and other instruments which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company);
(xviii)any plan, program or arrangement providing for the grant of any interest in respect of the Ownership Interests of the Company;

(xix)agreements, contracts, commitments, arrangements and other instruments with any professional employer organization or employee staffing agency; and
(xx)any other agreements, contracts, commitments, arrangements and other instruments that require the payment by, or to, the Company after the date hereof of an amount in excess of £200,000 per annum.
(b)Except as disclosed on Section 3.9(b) of the Disclosure Schedules, (i) no Material Contract has been breached in any material respect by the Company or, to the Knowledge of the Sellers, any other party thereto, which has not been duly cured or reinstated, or been canceled by written notice by the other party or parties to such Material Contract, (ii) the Company is not in receipt of any written claim of default under any such Material Contract, and the Company does not, nor to the Knowledge of the Sellers, any other Person, currently contemplates any termination, material amendment or change to any Material Contract, (iii) to the Knowledge of the Sellers, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material breach or default of any Material Contract or result in or give any Person a right of acceleration or early termination thereof, and (iv) each Material Contract is valid, binding and enforceable against the Company, as applicable, and, to the Knowledge of the Sellers, each other party thereto, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity). Complete and correct copies of the Material Contracts have been provided to Purchaser.
3.10Intellectual Property; Privacy and Data Security.
(a)Section 3.10(a) of the Disclosure Schedules contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications therefor (and specifying the next upcoming renewal date for each), (iii) unregistered trademarks and service marks used or held for use in the operation of the Business, (iv) copyright registrations and pending applications therefor, (v) internet domain name registrations (and specifying whether each such domain name registration is set to automatically renew), and (vi) Software (which may be listed on Section 3.10(a) of the Disclosure Schedules by their name used and given by the Company in the ordinary course of business), in each case that are Owned Intellectual Property. With respect to each item of Owned Intellectual Property, no action, claim or other legal proceeding is pending or, to the Knowledge of the Sellers, threatened, which challenges the legality, validity, enforceability, or ownership of any such Intellectual Property. All Owned Intellectual Property is valid, subsisting, and enforceable. All registrations and applications for the Owned Intellectual Property are duly registered or filed in the name of the Company, and as of the date hereof, none have been or are subject to any pending cancellation, interference, reissue, or reexamination proceeding and, except as set forth on Section 3.10(a) of the Disclosure Schedules, no fees, payments, renewals, filings, or other actions of any kind must be made or taken with respect to any items set forth on Section 3.10(a) (including any domain names) within six (6) months following Completion, including the payment of any professional attorney’s fees, payment of any registration, maintenance or renewal fees, or the filing of any responses, applications, certificates, or other documents.
(b)The Company exclusively owns, free and clear of all Liens, all Owned Intellectual Property. With respect to all Intellectual Property that has been invented, created or developed by or for the Company, except as set forth on Section 3.10(b) of the Disclosure Schedules, no third party (i) owns or controls any rights or interests in or to such Intellectual Property, or (ii) has a right to restrict or impair in any material respect the Company’s use of such Intellectual Property as such Intellectual Property is currently used in the operation of its business. The Company has not sold or assigned to a third party, and owns all right, title and interest in and to, all Intellectual Property Ancillary Rights in the Owned Intellectual Property. The Company has not exclusively licensed any Owned Intellectual Property to any Person, and is under no obligation to grant any such licenses.
(c)Except as set forth on Section 3.10(c) of the Disclosure Schedules, the Company has a valid license to use each item of Intellectual Property (other than Owned Intellectual Property) and data or other confidential information used in connection with the operation of its business as currently conducted, and such Intellectual Property, together with the Owned Intellectual Property, constitutes all of the Intellectual Property used or otherwise necessary to operate the Company’s business in the manner it is currently conducted. The Company is not and has not in the last three (3) years been in breach of any Intellectual Property Agreement in any material respect.
(d)Except as set forth on Section 3.10(d) of the Disclosure Schedules, neither the Company nor the operation of the Company’s business, has in the past five (5) years infringed, misappropriated, or otherwise violated any rights of any other Person with respect to Intellectual Property, or is infringing, misappropriating or otherwise violating any rights of any third party with respect to Intellectual Property. The Company has not received in the last five (5) years any written communication (i) alleging that the Company or the conduct of its business infringes, misappropriates or otherwise violates any rights of any third party with respect to Intellectual Property, or (ii) challenging the scope, ownership, use, validity, or enforceability of the Owned Intellectual Property. To the Knowledge of the Sellers, no third party is infringing upon, has misappropriated or is otherwise violating any Owned Intellectual Property rights.
(e)The Company has taken all commercially reasonable actions to protect the security, confidentiality, integrity, and intended accessibility of the Company’s IT Systems and the confidential data and other information stored or processed thereon. Without limiting the foregoing, the Company has and uses the most recent version of industry standard anti-virus software to regularly scan, monitor, identify, and remove any vulnerabilities in the IT Systems (including any Company Software). During the prior three (3) years, there has been no unauthorized access, use, intrusion, manipulation, corruption, or other breach of security of the Company’s IT Systems, that has caused or could reasonably be expected to cause material (i) disruption of or interruption in or to the use of such IT Systems, (ii) loss, destruction, damage, or harm of or to the Company, its operations or the conduct of its business, or (iii) liability of any kind to the Company. The Company maintains written plans for business continuity and responding to IT security incidents in accordance with industry best practice. The Company has procured suitable insurance coverage in respect of privacy, information security and IT security risks.
(f)All Software of the Company included in the products of the Company’s business or which are otherwise licensed or made available to customers of the Company (the “Company Software”) performs substantially in conformance with its documentation. No Company Software or Software included in the IT Systems (i) contains any virus, routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software, or any routine designed to disable a computer program or system automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software, or (ii) includes any “open source software” as such term is defined by the Open Source Foundation that is used in a manner by the Company that would require the Company to disclose or license to a third party for no or minimal charge any proprietary Software included in the Owned Intellectual Property, or desist in enforcing any material Intellectual Property rights in such Software. Except as set forth in Section 3.10(f) of the Disclosure Schedules, the Company and its subsidiaries have not disclosed or licensed any proprietary source code to any Software to any Person (including to a third party escrow agent) other than to employees and contractors performing services on the Company’s behalf who are bound by obligations of confidentiality. No event has occurred, and to the Knowledge of the Sellers, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any proprietary source code to any Software included in the Owned Intellectual Property other than to employees and contractors performing services on the Company’s behalf who are bound by obligations of confidentiality.
(g)The Company has entered into valid and enforceable written agreements with each current and former employee, officer, contractor, or other Person who contributed to the invention, creation, or development of any Intellectual Property for or on behalf of the Company or currently used or maintained in the Company’s business whereby such employee, officer, contractor, or other Person agrees to obligations of confidentiality with respect to any trade secrets or confidential information of the Company, irrevocably assigns to the Company any ownership interest such employee, officer, contractor, or other Person may have in or to such Intellectual Property, and irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property to the extent permitted by applicable law. No current or former officer, director, Seller or Affiliate of the Company nor any of their respective officers, directors, employees, or contractors, has any right, license, claim, moral right or interest whatsoever in or to any Intellectual Property used in or otherwise necessary to operate the Company’s business in the manner it is currently conducted or currently proposed to be conducted.
(h)The Company owns or possesses the legal and enforceable right to use the IT Systems as necessary to operate its business as currently conducted, and after Completion Date, the Company will own or have the right to use such IT Systems in a manner that is the same in all material respects as prior to Completion.
(i)Except as set forth on Section 3.10(i) of the Disclosure Schedules, the Company materially complies, and has during the past five (5) years materially complied, with (i) all Privacy and Information Security Requirements, (ii) its Privacy Notices, and (iii) all contracts to which it is a party relating to Processing of Personal Data.
(j)The Company has not received any notice, complaint, allegation or other communication, and to the Knowledge of the Sellers, there is no pending investigation by any Governmental Authority or payment card association, regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to the Company.
(k)To the Knowledge of the Sellers, no investigation or claim relating to the data privacy or data security practices of the Company, or its business, is being or has been conducted by any Governmental Authority, payment card association or other third party.
(l)Except as set forth on Section 3.10(l) of the Disclosure Schedules, during the prior five (5) years, there has been no data security breach, privacy breach or unauthorized use of any Company Data that is Processed by or on behalf of the Company, or its business.
(m)Except as set forth on Section 3.10(m) of the Disclosure Schedules, during the prior five (5) years, the Company has not notified, or been required by Privacy and Information Security Requirements to notify, any Person of any unauthorized or illegal access to, or unauthorized or illegal use or disclosure of, Personal Data.

(n)The Company employs commercially reasonable technical, administrative, physical and organizational measures that materially comply with Privacy and Information Security Requirements to protect Company Data within its custody or control and requires the same of all third parties that Process Company Data on its behalf. The Company maintains, and has remained in compliance with, comprehensives written policies and procedures that complies with Privacy and Information Security Requirements. Each Company employee has received training regarding information security that is relevant to such employee’s role and responsibility. The Company has deployed industry standard encryption on all portable devices and information systems containing Company Data or Personal Data. The Company has timely and reasonably remediated and addressed any and all audit findings related to the Company’s implementation of organization, administrative, physical, and technical safeguards.
(o)Any transfer of Personal Data by the Company to a country outside the European Economic Area or the United Kingdom has been made in accordance with Privacy and Information Security Requirements.
(p)There are no outstanding, ongoing or unsatisfied requests from individuals seeking to exercise their data protection rights under applicable Privacy and Information Security Requirements (including any rights to access, rectify, or delete their Personal Data, or to restrict processing of or object to processing of Personal Data, or to data portability), or to opt out of the sale of Personal Data.
(q)The Company has filed any required registrations with, or made the required notifications to, the applicable data protection authority or such other Governmental Authority.
(r)The Company materially complies, and has at all times materially complied, with the applicable requirements of the Privacy and Information Security Requirements relating to the disclosure or transfer of Personal Data outside the European Economic Area.
(s)The Company has undertaken commercially reasonable due diligence on any third parties appointed by the Company to Process Personal Data on its behalf (“Processors”) and has entered into a written agreement with each Processor that materially complies with the Privacy and Information Security Requirements. The Company has taken reasonable measures to ensure that such Processors have complied with their contractual obligations and is not aware of any breach by any Processors of such obligations.
(t)The execution and delivery of this Agreement, the performance of the obligations hereunder, and the consummation of the transactions contemplated hereby (i) will materially comply with all applicable Privacy and Information Security Requirements, (ii) will not impair any material rights of, or impose any material obligations or restrictions on, the Company with respect to any Processing of Personal Data, and (iii) will not give rise to any right on the part of any Person to impair any such material rights or impose any such material obligations or restrictions.
(u)Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the termination of, or give rise to a right of termination of, any Intellectual Property Agreement, (ii) result in the Company granting to any Person any right to, or with respect to, any Intellectual Property or Intellectual Property Ancillary Rights included in Owned Intellectual Property, (iii) impair the right of the Company to use or exploit in any way any Intellectual Property or Intellectual Property Ancillary Rights or result in any loss of, or the diminishment in value of, any Owned Intellectual Property or Intellectual Property Ancillary Rights, (iv) result in the Company or Purchaser being bound by, or subject to, any non-compete or other material restriction on the operation or scope of the Company’s business, or (v) obligate the Company or Purchaser to pay any royalties or other amounts to any Person that were not payable immediately prior to the execution and delivery of this Agreement.
3.11Governmental Licenses and Permits; Grants.
(a)Section 3.11(a) of the Disclosure Schedules contains a complete and correct listing of all Governmental Licenses used by the Company or necessary for the conduct of the Company’s business as of the date hereof. Except as indicated on Section 3.11(a) of the Disclosure Schedules, the Company owns or possesses all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate the Company’s business as presently conducted, except for those the failure of which to own or possess would not reasonably be expected to be material. The Company is in compliance with the material terms and conditions of such Governmental Licenses and such Governmental Licenses are in full force and effect and will not be terminated, impaired, or become terminable (in whole or in part) as a result of the transactions contemplated by this Agreement. There has not been in the three (3) years prior to the date of this Agreement, any violation, default, cancelation, revocation or suspension (or other set of facts that could reasonably be expected to result in any of the foregoing) nor, to the Knowledge of the Sellers, any threatened cancelation, revocation or suspension, of any such Governmental License.
(b)Section 3.11(b) of the Disclosure Schedules sets forth the details of all outstanding grants, subsidies, allowances, loan payments, guarantees or other financial assistance from any Governmental Authority given to the Company (“Grants”). The Company has complied with its obligations and the conditions contained in the Grants in all material respects, and no circumstances exist that are likely to lead to a clawback by the relevant Governmental Authority under any of the Grants. The Company has not received any Grants that will become repayable as a result of Completion.
3.12Litigation; Proceedings. Except as set forth on Section 3.12 of the Disclosure Schedules, there are no actions, suits, proceedings, charges, complaints, arbitrations, investigations (as to which the Company has received written notice), hearings, claims, citations, summons or subpoenas of any nature pending or, to the Knowledge of the Sellers, threatened against the Company, its business or any of its assets. The Company (a) is not subject to any currently effective judgment, order writ, injunction or decree of any court or Governmental Authority, and (b) is not (and during the three (3) years prior to the date of this Agreement has not been) the subject of any penalties, fines or enforcement actions.
3.13Compliance with Laws. Except as set forth on Section 3.13 of the Disclosure Schedules, the Company is (and during the five (5) years prior to the date of this Agreement has been) in compliance in all material respects with all applicable laws. The Company is not in material violation of, or subject to a material liability or material potential responsibility under, any such law, which is pending or remains unresolved, nor has the Company received any written notice from any Governmental Authority to the effect that the Company is not in compliance, in any material respect, with any applicable law.
3.14Employees.

(a)Section 3.14(a) of the Disclosure Schedules sets forth a list (the “Census”) as of the Completion Date, which is true and correct in all respects, of:
(i) the name or identification number of each employee of the Company and, with respect to each such individual, whether actively at work or not (and expected date of return for individuals on non-disability related leaves and expiration dates for disability-related leaves);
(ii)the location (city, state, and country) in which each employee of the Company is based and primarily performs his or her duties or services;
(iii)the title of each employee of the Company;
(iv)current remuneration (including base annual salary before Tax, bonus, commission, and other incentive compensation whether cash or equity based), position or job function, hire date of each employee of the Company, whether such Company employee is exempt or non-exempt from overtime requirements, prior notice period, holiday entitlement (including details of any carried over holiday);
(v)details of any employees of the Company whose employment or engagement with the Company has terminated in the past 12 months;
(vi)details of any employees who are on furlough or short-time working, and/or absent from work for any reason other than paid annual holiday (including absence due to maternity, paternity, adoption or parental leave and leave to care for dependents)
(vii)all current independent contractors of the Company who are natural persons, including each such individual’s name, date of engagement, anticipated end date for the engagement, location (city, state, and country) in which each such individual is based and primarily performs his or her duties or services, rate of compensation, and short description of services provided.
Except as set forth in the Census, no employees, workers, contractors, agency workers or other persons are engaged by the Company or by any third parties to provide services to or on behalf of the Company and no employees of the Company dedicate any time to work on any business other than the relevant Company's business.
(b)The Company has provided to Purchaser true, correct and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials of the Company relating to the employment of employees, including any manuals, handbooks, statements or other materials under which the Company has or could have any obligation or liability in respect thereof. Except as set forth on Section 3.14(b) of the Disclosure Schedules, the Company has required its current and former employees or service providers to execute restrictive covenants and invention assignment agreements.
(c)The Company is not under any obligation to make, has otherwise agreed to make or is proposing to make, any material change in the basis of remuneration or other benefits or incentives paid or provided to any of its employees.

(d)Each contract of employment between the Company and its employees can be terminated, in accordance with its terms, by the Company giving six months' notice or less.
(e)The Company has no obligation to make or has otherwise agreed to make a payment on redundancy in excess of the statutory redundancy payment and the Company has not proposed to introduce any practice or policy of making such excess payments.
(f)The Company does not owe anything to its employees other than remuneration for the current pay period, accrued holiday pay for the current holiday year, accrued bonuses for the current bonus period and expenses claims.
(g)No employee of the Company will become entitled to any payment or other benefit (including any acceleration of any payment or other benefit), or be entitled to give notice to terminate his or her employment, as a result of Completion.
(h)In the last five years:
(i)the Company has not been a party to a relevant transfer for the purposes of the TUPE or equivalent local legislation; and
(ii)the Company has not carried out any collective information and/or consultation process.
(i)There are no outstanding loans or advances from the Company to any of its current or former directors, employees or workers.
(j)No employee has advised the Company in writing or, to the Sellers’ Knowledge, orally, of his or her intention to terminate such employee’s employment relationship with the Company within the twelve (12) month period following Completion for any reason, including because of the consummation of the transactions contemplated by this Agreement. No current employee of the Company is subject to any disciplinary action or on a performance improvement plan or similar action.
(k)Except as set forth on Section 3.14(k) of the Disclosure Schedules, the Company has not had any workforce changes resulting from disruptions due to COVID-19, any economic effect thereof or COVID-19 Measures (as defined below), whether directly or indirectly, including any actual or expected terminations, layoffs, furlough or shutdowns (whether voluntary or by law), or any changes to benefit or compensation programs, nor are any such changes currently contemplated. For purposes of this Agreement, “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, or directive, by any Governmental Authority in connection with or in response to the 2019 novel coronavirus.
(l)The Company neither recognises nor is a party to any agreement, arrangement or negotiations with, or commitment to, any trade union, works council, staff association or other body representing any of its employees and none of its employees are subject to any collective bargaining agreement or are members of any trade union, works council, staff association or other labour organisation.

(m)The transaction contemplated by this Agreement do not require the Company to notify or consult with any trade union, works council, staff association or other employee representative body.
(n)The Company is not involved in any current or pending industrial dispute that is or may become material to the Company. There is no pending or, to Seller’s Knowledge, threatened litigation, claim, action or dispute against the Company by any of its current or former employees, workers or contractors.
(o)There are no outstanding material assessments, penalties, fines, liens, charges, surcharges, or other similar amounts due or owing pursuant to any legislation relating to any employee, officer, director, or other individual service provider (whether current, former or retired) of the Company.
(p)The Company does not have any obligation or liability to provide any Pension Benefits, or to contribute or provide access to any arrangement which provides Pension Benefits, other than under the Pension Scheme.
(q)The Company has not participated in a defined benefit occupational pension scheme and the Company is not or will not become liable to contribute to or to satisfy any plan offering defined pension benefits as defined by Section 152 of the Finance Act 2004.
(r)The Company has complied in all material respects with Part 1 of the Pensions Act 2008 and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company.
(s)All contributions, insurance premiums, tax and expenses which have fallen due for payment in relation to the Pension Scheme have been paid in full. All benefits (other than lump sum benefits on death in service) payable under the Company Plans are money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993).
(t)All death in service benefits payable under the Company Plans (other than refunds of contributions with interest, when applicable) are insured under a policy with an insurance company (as defined in section 275 of the Finance Act 2004).
(u)There is no pending or, to the Sellers’ Knowledge, threatened litigation, claim, action or dispute against the Company in relation to the Pension Scheme.
3.15Tax Matters.
(a)The Company has at all times in the last four (4) years submitted to all relevant Tax Authorities by the requisite dates every computation, return and all information required to be submitted for the purposes of Tax and each such computation, return and information was and remains true, complete and accurate in all material respects and leaves no material matter unresolved regarding the Tax affairs of the Company and, to the Sellers’ Knowledge, is not likely to be the subject of any dispute with any Tax Authority.

(b)The Company has discharged every Liability for Taxes due from it so as not to have incurred any interest, penalties, fines or surcharges on such amounts (where the date for payment of such Liability has passed) and there is no Liability for Taxes in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority or by virtue of any right under any Tax legislation or the practice of any Tax Authority.
(c)Except as set forth on Section 3.15(c) of the Disclosure Schedules, the Company has complied with all applicable laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, independent contractor, creditor, seller or other third party, and has timely collected, deducted or withheld and paid over to the appropriate Tax Authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable laws.
(d)Except as set forth on Section 3.15(d) of the Disclosure Schedules, the Company has timely and properly collected all sales, use, value-added, and similar Taxes required to be collected by it and has timely remitted such amounts to the appropriate Tax Authority. The Company has properly requested, received, and retained all necessary resale certificates, exemption certificates and other documentation supporting any claimed exemption or waiver of such Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect Taxes.
(e)The Company has properly made all deductions, withholdings and retentions required to be made by it in respect of any actual or deemed payment made or benefit provided on or before Completion and has accounted for all such deductions, withholdings and retentions to each relevant Tax Authority and complied with all its obligations under Tax legislation in connection with the same.
(f)Neither the Company, nor any director or officer of the Company (in his or her capacity as such), has had any material liability for any interest, fine, penalty or surcharge in connection with Tax.
(g)Every claim, election and disclaimer which has been taken into account for the purposes of the Accounts has been duly submitted by the Company within the requisite periods and either has been accepted as valid or its validity has not been and, to the Sellers’ Knowledge, is not likely to be questioned or challenged by the relevant Tax Authority.
(h)The Company has maintained and has in its possession and under its control in the last four (4) years all records and documentation (which are complete and accurate) that it is required by any Tax legislation to maintain and preserve and enable any liabilities to Tax and Tax reliefs of the Company to be calculated accurately in all respects or to substantiate any claim previously made or position previously taken in relation to Tax by the Company.
(i)There are no subsisting concessions, arrangements or agreements entered into by the Company with any Tax Authority with regard to any of its Tax affairs.
(j)The Company has not in the last four (4) years been subject to any audit, investigation, discovery or access order by, or dispute with, any Tax Authority and, to the

Sellers’ Knowledge, there are no planned audits, investigations, discoveries, access orders by or disputes with any Tax Authority and, to the Sellers’ Knowledge, the Company is not likely to be involved and there are no circumstances existing which make it likely that an audit, investigation, discovery or access order will be made or any dispute commenced.
(k)The Company has not made any application for any statutory consent or clearance relating to T    ax in the last four (4) years.
(l)The Company is and has at all times been resident for Tax purposes only in the jurisdiction in which it is incorporated (including for the purposes of any double taxation agreement) and does not have and has not had a permanent establishment in any other jurisdiction. The Company is not nor has been liable to register or account for Tax in any jurisdiction other than the one in which it is incorporated.
(m)The Company is not nor has it ever been, a member of a group, grouping arrangement (in writing or otherwise) or fiscal unity for any Tax purpose.
(n)The Company is not nor will it become liable to make to any Person any payment or to indemnify any Person (including any Tax Authority) in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person.
(o)The Company has not consented to waive or extend the time in which any Tax may be assessed or collected by any Tax Authority, which waiver or extension is in effect as of the date hereof.
(p)The Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Completion Date (other than any automatic extensions requested or granted in the ordinary course of business).
(q)Since the Accounts Date, (i) the Company has not been involved in any transaction which has given or may give rise to a liability for Tax (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income, receipts or payments of the Company arising from transactions entered into by the Company in the ordinary course of business and (ii) no payment has been made by the Company which will not be deductible for the purposes of Tax, either in computing the profits of the Company or in computing the Tax or corresponding Taxation chargeable to the Company.
(r)To the extent required by generally accepted accounting principles, provision or reserve was made in the Accounts in respect of every Liability for Taxes for which the Company at the Accounts Date was or may have been liable or accountable whether or not such Liability for Taxes was or is a primary liability of the Company and whether or not the Company had, has or may have any right of reimbursement against any other person.
(s)The Company is not nor has it been a party to any transaction or arrangement under which it has been or is required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of such asset, services or facilities; or under which it has been or is required to provide any asset or any services or facilities for a consideration which is less than the market value of such goods, services or facilities, in each case in circumstances where a Tax Authority has the ability to substitute that market value for the consideration actually given or received for Tax purposes.
(t)The Company has not issued or agreed to issue securities in respect of which the payment of interest falls to be treated as a distribution under either sections 1000(1)E or F CTA 2010.
(u)The Company has not been concerned in any exempt distribution (as defined by section 1075(2) CTA 2010) nor has it received a chargeable payment connected with an exempt distribution for the purposes of section 1086 CTA 2010.
(v)All interest, discounts and premiums payable by the Company in respect of its Loan Relationships were eligible to be brought into account by the Company as debits for the purposes of part 5 CTA 2009 at the time and to the extent that such debits were recognized in the statutory accounts of the Company.
(w)The Company has used an amortized cost basis of accounting which is an authorized accounting method for the purposes of part 5 CTA 2009 with regard to all Loan Relationships to which it is or has been a party and has applied that accounting method consistently and without variation for all relevant accounting periods.
(x)The Company is not, nor has ever been, a close company (within the meaning of section 439 of CTA 2010).
(y)The Company has not incurred any expense which is or was required to be treated as a distribution by virtue of section 1064 CTA 2010.
(z)There are no outstanding loans or advances made or agreed to be made by the Company within section 455 CTA 2010, and the Company has not agreed to release or write off the whole or any part of the debt in respect of any such loan or advance.
(aa)The Company is a taxable person duly registered for the purposes of the VATA and has complied in all material respects with all laws relating to VAT and associated guidance published by all relevant Tax Authorities and has made and obtained full, complete, correct and up-to-date records and invoices and other documents appropriate for the purposes of such law and guidance.
(ab)The Company has not been required to give security under paragraph 4 of schedule 11 VATA.
(ac)The Company is not, nor has been, registered as a member of any group of companies for the purpose of section 43 VATA and no act or transaction has been effected in consequence of which the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given under schedule 9A VATA as a result of which the Company would be treated as a member of a group for the purposes of the VATA.

(ad)The Company does not own any asset which is a capital item, the input tax on which may be subject to adjustment in accordance with Part XV Value Added Tax Regulations 1995.
(ae)All documents in the possession or under the control of the Company or by virtue of which the Company has any right or in the enforcement of which the Company is interested has been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid and no such document which is outside a particular jurisdiction would attract stamp duty if it were to be brought into that jurisdiction.
(af)The Company has not made any claim for Relief from stamp duty, land tax, land and buildings transaction tax, land transaction tax or stamp duty in the last three (3) years.
(ag)The Company has not, since the date of its incorporation, made any transfers of value within sections 94 or 202 IHTA.
(ah)The Company has not, since the date of its incorporation, received a transfer of value in circumstances such that a liability to inheritance tax might arise under section 199 IHTA.
(ai)The Company has not, since the date of its incorporation, been party to any associated operation (as defined by section 268 IHTA) in relation to any transfer of value.
(aj)There is no unsatisfied liability to inheritance tax attached to or attributable to the shares in, or any asset of, the Company.
(ak)Neither the shares in, nor any asset owned by, the Company are subject to or liable to become subject to any sale, mortgage or charge by virtue of sections 212, 237 or 238 IHTA.
(al)The Company has not been party to or concerned with any scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of or a reduction in liability to Tax.
(am)The Company has not entered into any arrangements in respect of which any disclosure has been made or has been required to be made to a Tax Authority for the purpose of the EU Directive on Administrative Co-operation (and any related legislation implemented by any relevant jurisdiction).
(an)There are no arrangements in place, and no arrangements were in place before Completion, pursuant to which a Relevant Third Person has before Completion taken, or to the Sellers’ Knowledge, may after Completion take, a Relevant Step which has resulted or, to the Sellers’ Knowledge, may result in an amount counting as employment income of one or more employees, or former employees, of the Company pursuant to Part 7A ITEPA.

(ao)There is no trust in existence which has been established for the benefit of employees of the Company.
(ap)The implementation of the transactions contemplated by this Agreement does not give rise to any deemed disposal or realization by the Company of any asset or liability for any Tax purpose.
3.16Brokerage. There are no claims for brokerage commissions, financial advisor’s fees, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement for which the Company or Purchaser would be liable based on any arrangement or agreement made by or on behalf of the Company, any Seller or any of their respective Affiliates.
3.17Affiliate Transactions. Except as disclosed on Section 3.17 of the Disclosure Schedules, no officer, director, Seller or Affiliate of the Company, any of their respective officers or directors, or any family member of any of the foregoing (a) has entered into any agreement, contract, commitment, arrangement and other instrument (whether written or oral) with the Company (other than (x) confidentiality, assignment of inventions agreements and director and officer indemnification agreements entered into in the ordinary course of business, and (y) employment agreements, offer letters, restrictive covenants agreements, share option or restricted share agreements previously provided to Purchaser), (b) has filed or notified the Company of any claims or rights against the Company (other than rights to receive compensation for services performed as an officer, director, employee or contractor of the Company, rights to reimbursement for travel and other business expenses incurred in the ordinary course of business), (c) owes any money to the Company or is owed any money from the Company (other than amounts owed for compensation or reimbursement pursuant to clause (b) above), (d) provides material services to the Company (other than services performed as a director, officer, employee or contractor of the Company), or (e) owns any material property which is used by the Company in the conduct of its business.
3.18Insurance. Section 3.18 of the Disclosure Schedules sets forth a complete and correct list of all material policies of fire, liability, workers’ or employees’ compensation, property, casualty and all other insurance policies to which the Company is a party, a named insured or otherwise the beneficiary of coverage. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect and the Company is not in breach or default (and there is no event which, with or without notice or the lapse of time or both, would constitute a breach or default by the Company) with respect to its obligations under such insurance policies (including with respect to payment of premiums). No written notice of cancelation or non-renewal of such insurance policies has been received and there is no claim by the Company pending under any such insurance policies, as to which any material coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights. To the Knowledge of the Sellers, there is no (a) pending or prior claim, suit, regulatory action or other proceeding, or investigation of or against the Company, or any of their respective directors or officers, concerning any activity or matter that might be covered under any technology errors and omissions, professional liability, cyber liability, directors and officers, fiduciary, or employment practices liability insurance policy, or (b) act, error, omission or circumstance which would lead a reasonable person to suspect that such act, error, omission or circumstance might give rise to a claim under any such policy. The Company is, and for the three (3) years prior to the date of this Agreement has been, insured with respect to its properties, assets and business in such amounts and against such risks as are sufficient for compliance with laws in all material respects.

3.19Environmental Matters. The Company is in compliance in all material respects with all Environmental Laws. The Company has not, in the three (3) years prior to the date of this Agreement, received any written notice that it is in violation of any Environmental Law. The Company has not released any hazardous or toxic substance in violation of any Environmental Laws or in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations of the Company in any material respect pursuant to Environmental Laws.
1.20Anti-Bribery and Corruption; Sanctions.
(a)The Company has in the past five (5) years conducted its business in compliance with any Anti-Bribery Law to which it is subject. Neither the Company nor any of its respective directors, officers or employees, nor, to the Knowledge of the Sellers, any agent (acting in such capacity), has in the past five (5) years (i) in order to assist the Company in improperly obtaining or retaining business for or with any Person, in improperly directing business to any Person, or in securing any improper advantage, made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, knowingly indirectly or knowingly through a third party, to or for the use or benefit of any Official or any Person, or (ii) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or taken any other action that would violate any applicable Anti-Bribery Law binding on such Person or in effect in any jurisdiction in which such action is taken. In the past five (5) years, neither the Company nor any of its directors, officers, or employees, or, to the Knowledge of the Sellers, any agent (acting in such capacity) have received any notice or communication from any Person that alleges, nor been involved in any internal investigation involving, any allegations relating to, potential violation of any Anti-Bribery Laws or other applicable laws, nor received a request for information from any Governmental Authority regarding Anti-Bribery Laws. Neither the Company nor any of its directors, officers or employees, nor, to the Knowledge of the Sellers, any of its agents or Affiliates, has employed or retained, directly or indirectly, any Official or a family member of any Official. No Official has, directly or indirectly, the right of control over, or any beneficial interest in the Company. The Company maintains, and has maintained, compliance policies, procedures, and internal controls in the manner set forth in Section 3.20(a) of the Disclosure Schedules.
(b)Neither the Company nor any of its directors, officers or employees, nor, to the Knowledge of the Sellers, any of its agents or Affiliates (i) is a Sanctioned Person, (ii) has in the last five (5) years engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or otherwise violated any applicable International Trade Laws, or (iii) has conducted its operation in violation in any material respect of any applicable Anti-Money Laundering Law, including applicable financial recordkeeping and reporting requirements.
4.21Powers of Attorney. The Company has not given any power of attorney which remains in force (other than those given to its officers and employees in the ordinary course of business or to the holder of Lien solely to facilitate its enforcement).
Article 4

REPRESENTATIONS AND WARRANTIES OF EACH SELLER
As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each Seller severally represents and warrants to Purchaser, in respect of itself or himself only, and in respect of the Shares set out opposite its name in Schedule 1 only, as follows:

4.1Power. If such Seller is an entity, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has all requisite capacity, power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.
4.2Authorization. If such Seller is an entity, the execution, delivery and performance by such Seller of this Agreement, the other agreements contemplated hereby to which it is a party and each of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of such Seller, and no other act or proceeding on the part of such Seller, or the board of directors or other governing body of such Seller is necessary to authorize the execution, delivery or performance by such Seller of this Agreement or the other agreements contemplated hereby to which it is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by such Seller and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby to which it is a party by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby to which it is a party upon execution and delivery by such Seller will each constitute, a valid and binding obligation of such Seller, enforceable in accordance with their terms, except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).
4.3Absence of Conflicts. Except as would not have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by such Seller of this Agreement, the other agreements contemplated hereby to which it is a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, any contract, agreement, arrangement, obligation or instrument to which such Seller is bound or affected, or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law.
4.4Ownership of Shares. Such Seller is the sole legal and beneficial owner of the Shares set out opposite its name in Schedule 1. None of such Shares are subject to any Lien or any contract, agreement, instrument, or arrangement creating or relating to any such Lien. No Person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share capital or any other security giving rise to a right over, or an interest in, the Shares set out opposite its name in column (3) of Schedule 1 under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).
4.5Litigation. There are no actions, suits, proceedings, charges, complaints, arbitrations, investigations (as to which such Seller has received written notice), hearings, orders, claims, citations, summons or subpoenas of any nature pending or, to such Seller’s actual knowledge, threatened, against such Seller, at law or in equity, which would have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.
4.6Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement for which Purchaser would be liable based on any arrangement or agreement made or alleged to have been made by or on behalf of such Seller (or, if such Seller is an entity, its respective officers, directors, employees or agents).
Article 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER
As an inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to the Sellers as follows:
5.1Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.
5.2Authorization. The execution, delivery and performance by Purchaser of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate act or proceeding on the part of Purchaser, or its board of directors or shareholders is necessary to authorize the execution, delivery or performance by Purchaser of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Purchaser will each constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms, except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).
5.3Absence of Conflicts. Except as would not have a material adverse effect on the ability of any Purchaser to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by Purchaser of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any organizational documents of Purchaser or (ii) to Purchaser’s Knowledge, any material contract, material agreement, material arrangement, material indenture, material mortgage, material loan agreement, material lease, material sublease, material license, material sublicense, material franchise, material permit, material obligation or material instrument to which Purchaser is bound or affected; or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law.
5.4Litigation. There are no actions, suits, proceedings, charges, complaints, arbitrations, investigations (as to which Purchaser has received written notice), hearings, orders, claims, citations, summons or subpoenas of any nature pending or, to Purchaser’s Knowledge, threatened, against Purchaser, at law or in equity, which would have a material adverse effect on the ability of Purchaser to the consummate the transactions contemplated by this Agreement.

5.5Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement for which the Sellers would be liable based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser (or its respective officers, directors, employees or agents).
Article 6

ADDITIONAL AGREEMENTS; COVENANTS AFTER COMPLETION
6.1Non-Survival of Representations, Warranties, Covenants and Agreements; Limitation of Liability. The representations, warranties, covenants and agreements contained in this Agreement (including (without limitation) in Article 3) but excluding those covenants and agreements that by their terms apply or are to be performed in whole or in part on or after Completion shall not survive beyond Completion, shall terminate upon Completion and there shall be no liability in respect thereof, whether such liability has accrued prior to or after Completion, on the part of any party, its Affiliates or any of its respective officers, directors, agents or other representatives. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Section 6.1 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any person’s rights or remedies in the event of fraud, fraudulent concealment or willful misconduct.
6.2Mutual Assistance. Each of the parties hereto agrees that it will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to Completion, each of the parties hereto, at its own cost, will assist each other party hereto (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.
6.3Press Releases and Announcements; Confidentiality.
(a)Unless required by law (in which case each of Purchaser and the Sellers’ Representatives shall consult, to the fullest extent permitted by law, with the other parties prior to any such disclosure as to the form and content of such disclosure) or applicable rules of any stock exchange or quotation system on which Purchaser or its Affiliates lists or trades securities, from and after the date hereof, no press releases, announcements to the employees, customers or suppliers of the Business or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the prior written consent of Purchaser and the Sellers’ Representatives.
(b)The Sellers and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by applicable law, applicable rules of any stock exchange or quotation system on which Purchaser or its Affiliates lists or trades securities or for financial reporting purposes and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses and/or tax affairs (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).

6.4Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incidental to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated.
6.5Further Assurances. Each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby.
6.6Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp duty, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the acquisition by Purchaser of the Shares contemplated by this Agreement shall be borne by Purchaser. The Sellers’ Representatives shall cooperate fully with Purchaser and the Company in connection with the preparation, execution and filing of any correspondence or other documentation required to be delivered to HMRC with respect to any stamp duty incurred in connection with the transfer of the Shares contemplated by this Agreement.
6.7Directors and Officers Indemnification; Insurance. For a period of six (6) years after Completion, Purchaser agrees that it shall indemnify and hold harmless each present and former director, officer and employee of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to Completion, whether asserted or claimed prior to, at or after Completion, to the fullest extent that either the Company would have been permitted under applicable law and consistent with the Company Charter and Articles of Association to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable law). For a period of six (6) years after Completion, Purchaser shall not, and shall not permit the Company to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Company Charter and Articles of Association relating to the exculpation or indemnification of any officers or directors, it being the intent of the parties hereto that the directors and secretary of the Company on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the law.
6.8Disclosure Schedules. Each disclosure schedule delivered pursuant to this Agreement (each a “Schedule”, and collectively, the “Schedules”) shall be in writing and shall qualify this Agreement. The Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Sellers except to the extent expressly provided in this Agreement. Certain information set forth in the Schedules is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Sellers nor shall such information constitute an admission by any party hereto, as applicable, that such item constitutes an item, event, circumstance or occurrence that is material. Any fact or item that is disclosed in any Schedule in a way as to make its relevance or applicability to information called for by any other Schedule reasonably apparent on its face shall be deemed to be disclosed in such other Schedule, notwithstanding the omission of a reference or cross-reference thereto. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted on certain Schedules for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such Schedules. Where the terms of a contract or other item have been summarized or described in the Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or other item. The information provided in the Schedules is being provided solely for the purpose of making disclosures to Purchaser under this Agreement. In disclosing this information, the Sellers do not waive, and expressly reserve any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
6.9Restrictive Covenants.
(a)Non-Competition. Each Specified Seller hereby covenants and agrees that except as otherwise explicitly permitted by the last sentence of this Section 6.9(a), from the Completion Date and continuing until the third (3rd) anniversary of the Completion Date (the “Restricted Period”), such Specified Seller will not and will not take steps to, either directly or indirectly engage in the Business anywhere in (i) the United Kingdom, the European Union, North America, or (ii) any other place in the world in which Purchaser, the Company or any of their respective subsidiaries conducts business as of the date of Completion (the “Territory”), or participate in, assist, aid or advise in any way, any business or enterprise that engages in the Business in the Territory (whether as an owner, employee, a consultant or otherwise) or otherwise competes with the Business. Each Specified Seller further covenants and agrees that except as otherwise explicitly permitted by the last sentence of this Section 6.9(a), during the Restricted Period, such Specified Seller will not and will not take steps to, either directly or indirectly, invest in (whether through debt or equity securities), contribute any capital or make any loans or advances to, take an ownership interest or profit-sharing percentage in, seek to purchase or acquire, or receive income, compensation or consulting fees from, any Person (as defined below) that is engaged in the Business in the Territory or that otherwise competes with the Business. Notwithstanding the foregoing, nothing contained in this Section 6.9(a) prohibits (i) such Specified Seller from owning less than two percent (2%) of any class of voting securities, whether or not quoted on a national securities exchange, or (ii) such Specified Seller from being an employee or a consultant of Purchaser or any of its subsidiaries; provided that, for the avoidance of doubt, nothing in clauses (i) and (ii) of this sentence shall relieve such Specified Seller of its obligations under Section 6.9(b) or Section 6.9(c).
(b)Non-Solicitation. Each Specified Seller hereby covenants and agrees that, during the Restricted Period, such Specified Seller shall not, directly or indirectly, alone or in concert with any other Person: (i) (A) offer employment or engagement as an independent contractor or consultant to, or hire or engage, any person who is then employed by Purchaser, the Company or any of their respective subsidiaries, or who was employed by Purchaser, the Company or any of their respective subsidiaries at any time during the one hundred eighty (180) day period immediately preceding such offer, hiring, or engagement; or (B) solicit or induce any person who is then employed by Purchaser, the Company or any of their respective subsidiaries to leave his or her employment with Purchaser, the Company or such subsidiary or to accept employment with or render services to or with any other Person; provided, however, that the foregoing provision will not prevent such Specified Seller from engaging in any general solicitation for employment, including placing any advertisement or soliciting such individuals through a recruiting firm, and hiring such individuals who respond to any such general solicitation or advertisement or who were identified by a recruiting firm, so long as such Specified Seller does not direct such general solicitation toward any such individual at any time during such individual’s employment with the Purchaser, the Company or any of their respective subsidiaries; (ii) solicit or divert or attempt to divert any business, clients or customers or potential business, clients or customers of the Company made known to such Specified Seller in connection with its acquisition or ownership of Shares away from the Company, Purchaser or any of their respective subsidiaries; or (iii) induce or attempt to induce customers, clients, suppliers, agents or other Persons under contract or otherwise having a business relationship with the Company, Purchaser or any of their respective subsidiaries to reduce or adversely alter any such business relationship with the Company, Purchaser or such subsidiary.
(c)Confidentiality. Each Specified Seller hereby covenants and agrees that from and after Completion, such Specified Seller shall not disclose or use any information (written or oral), knowledge or data relating to the Company or the Company’s business (including, without limitation, its operations, personnel, assets, financial condition, customers, suppliers and intellectual property), except information, knowledge or data (i) that is or becomes available to the public other than as a result of an act or omission by such Specified Seller in violation of this Agreement or any other obligation of confidentiality with respect to such information, knowledge or data, or (ii) that such Specified Seller has received on a non-confidential basis after Completion from a source other than Purchaser and its Affiliates (including the Company) provided that such source is not, to such Specified Seller’s knowledge after reasonable inquiry, subject to a contractual, legal, fiduciary or other obligation of confidentiality to the Company with respect to such information. Each Specified Seller further covenants and agrees that if such Specified Seller is requested or required by governmental rule, regulation (including the regulations of any recognized stock exchange), legal process, deposition, interrogatory, request for documents, subpoena, civil investigative demand, or, in connection with any proceeding by or before a Governmental Authority, to disclose any such information, such Specified Seller shall promptly (and in any event prior to any such disclosure), unless legally prevented from doing so, notify Purchaser in writing of such request or requirement so that Purchaser may seek an appropriate order or other remedy protecting such information from disclosure, and such Seller shall, at the sole cost of Purchaser, cooperate with Purchaser to obtain such protective order or remedy. In the event that a protective order or other remedy is not obtained or Purchaser waives in writing its right to seek such an order or other remedy, such Specified Seller may furnish only that portion of information which, in the written opinion of its counsel (to be obtained at the sole cost of Purchaser), such Specified Seller is legally required to disclose, provided that such Specified Seller shall give Purchaser written notice of the information to be disclosed as far in advance of its disclosure as reasonably practicable and shall use its reasonable efforts to obtain assurances that confidential treatment will be accorded to such information. Nothing in this Section 6.9(c) shall apply to any disclosure made (i) pursuant to Section 6.3, (ii) to the professional advisers of a Specified Seller or Affiliate of a Specified Seller   provided that such persons are subject to obligations of confidentiality that are at least as restrictive as the foregoing provisions of this Section 6.9(c), or (iii) with the Company's prior written consent.

(d)Acknowledgments. Each Specified Seller hereby acknowledges and agrees that (i) as a result of the transactions contemplated by this Agreement, such Specified Seller will receive significant consideration in exchange for such Specified Seller’s Shares and, as such, will benefit from the transactions contemplated by this Agreement, (ii) it would be detrimental to Purchaser and the Company if such Specified Seller, directly or indirectly, were to breach any of the covenants contained in this Section 6.9 that are applicable to such Specified Seller, and (iii) such Specified Seller’s agreement to be bound by the covenants contained in this Section 6.9 that are applicable to such Specified Seller are integral to the terms on which Purchaser has agreed to purchase the Shares and are necessary for the implementation of the transactions contemplated by this Agreement and the payment by Purchaser of a portion of the Final Purchase Price to such Specified Seller.
6.10Release and Waiver.
(a)Effective as of Completion, each Specified Seller, on behalf of itself and its respective Affiliates, agents, representatives, heirs, beneficiaries, executors, trustees, administrators, successors and assigns (each, a “Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges the Company, Purchaser and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Persons (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to Completion arising out of or relating to such Specified Seller’s ownership of Shares, including each and any investment or similar agreement whereby such Specified Seller acquired Shares from the Company; provided, however, that the Releasing Parties expressly do not release and discharge their rights and interests (i) under this Agreement or any ancillary agreements hereto, (ii) with respect to claims, actions, causes of action or any liabilities that arise as a result of any fraud, fraudulent concealment or willful misconduct by a Released Party, (iii) with respect to any Releasing Party who is a director, employee, contractor or consultant of the Company, (A) earned wages that remain unpaid as of Completion, (B) reimbursements for business expenses incurred and documented in compliance with the Company’s policies in effect immediately prior to Completion, or (C) unreimbursed claims under employee health and welfare plans, consistent with the terms of coverage, or (iv) any rights to indemnification, advancement of expenses or exculpation existing in favor of any Releasing Party under the organizational documents of the Company, under any written agreement with the Company that was in effect on the date hereof, under any statute or other applicable law, or benefits under any directors and officers insurance policy maintained by the Company in connection with such Releasing Party’s status as a present or former director, officer, employee, fiduciary or agent of the Company. Effective as of Completion, each Specified Seller, on behalf of itself and each applicable Releasing Party, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Specified Seller, acting on behalf of itself and each applicable Releasing Party, understands the significance of this release of such unknown claims applicable to this Section 6.10 and waiver of statutory protection against a release of such unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Specified Seller, on behalf of itself and each applicable Releasing Party, acknowledges that Purchaser will be relying on the waiver and release provided in this Section 6.10 in connection with entering into this Agreement and that this Section 6.10 is intended for the benefit of, and grants third party rights to each of Purchaser’s Affiliates to enforce this Section 6.10.
6.11Transition Services. From and after Completion, Purchaser shall, or shall cause the Company to perform, the services described on Schedule 4 attached hereto, in each case upon the terms (including with respect to compensation of Purchaser and/or the Company) and subject to the conditions set forth on Schedule 4.
6.12Matters Relating to EMI Options.
(a)From and after Completion, the Sellers shall indemnify, defend and hold harmless the Purchaser and the Company in respect of all Taxes, costs, charges and expenses that incurred by the Purchaser or the Company as a consequence of any actions taken at the request of the Sellers’ Representatives in accordance with Section 6.12(b) below and the Purchaser shall retain the EMI Share Option Holdback (as a reduction to the Aggregate Initial Purchase Price) solely for the purposes of securing the obligations of the Sellers for any amount that becomes due to the Purchaser pursuant to this Section 6.12.
(b)If at any time after Completion, Purchaser or the Company becomes aware of an EMI Options Claim, the Purchaser shall give or procure that notice in writing is given to the Sellers’ Representatives as soon as reasonably practicable after receipt thereof, provided that the failure of Purchaser to give such notice shall not eliminate or otherwise limit the Sellers’ indemnification obligations under this Section 6.12 except to the extent that the Sellers are actually and materially prejudiced thereby. Subject to the Sellers indemnifying the Purchaser and Company in accordance with Section 6.12(a), the Purchaser shall (i) take (or cause the Company to take) such action as the Sellers’ Representatives may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend any EMI Options Claim, (ii) not (and procure that the Company shall not) agree to any compromise or settlement, or make any admission of liability or payment, in relation to any EMI Options Claim without the prior written consent of the Sellers’ Representatives (such consent not to be unreasonably withheld, conditioned or delayed), and (iii) if requested by the Sellers’ Representatives in writing, delegate the conduct of any legal proceedings in respect of any EMI Options Claim to the Sellers.  For this purpose, the Purchaser shall, at the Sellers’ sole cost and expense, (x) retain or cause the Company to retain, at the Sellers’ sole cost and expense, such firm of solicitors as is selected by the Sellers’ Representatives to act on behalf of the Purchaser and/or the Company (as the case may be) and reasonably acceptable to Purchaser in relation to such EMI Options Claim in accordance with the Sellers’ Representatives’ instructions, and (y) provide such information and assistance as the Sellers’ Representatives or the appointed solicitors may reasonably require in connection with the defense, settlement or compromise of such EMI Options Claim. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Section 6.12 shall require Purchaser or the Company to take any action that would constitute a violation of law, including any laws, regulations or administrative requirements relating to any Tax.

(c)The obligations of the Sellers to indemnify Purchaser and the Company pursuant to this Section 6.12 shall survive until the expiration of the applicable statute of limitations with respect to any EMI Options Claim, plus sixty (60) days.
(d)The Purchaser shall by no later than 31 July 2023 pay to the Paying Agent (for the benefit of the Sellers to be allocated amongst them in accordance with the percentages set forth in Schedule 1) the amount (if any) of the EMI Share Options Holdback which has not been used to satisfy the obligations of the Sellers pursuant to this Section 6.12 during the period from Completion until 31 July 2023.
Article 7

MISCELLANEOUS
7.1Sellers’ Representatives.
(a)The Sellers have agreed that Alastair Crawford and Keith Marsden (acting jointly) shall be constituted and appointed as the Sellers’ Representatives, and act jointly on behalf of all of the Sellers for the purposes specified herein. For purposes of this Agreement, the term “Sellers’ Representatives” shall mean the representatives, true and lawful agents, proxies and attorneys in fact of the Sellers for all purposes of this Agreement, with full power and authority on each such Sellers’ behalf, as applicable (i) to consummate the transactions contemplated herein, (ii) to pay such Seller’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to receive, give receipt and disburse any funds received hereunder on behalf of or to such Seller and each other Seller and to hold back from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver any certificates representing the Shares and execution of such further instruments as Purchaser shall reasonably request, (v) to execute and deliver on behalf of such Seller all documents contemplated herein and any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (vii) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes regarding any adjustment pursuant to Section 2.6, (viii) to give and receive notices on behalf of the Sellers, and (ix) to do each and every act and exercise any and all rights which such Seller is, or the Sellers collectively are, permitted or required to do or exercise under this Agreement. The Sellers, by approving the principal terms of this Agreement and/or accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Sellers might or could do in person. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representatives and shall survive the death, incapacity or bankruptcy of any Seller.
(b)All decisions, actions, consents and instructions of the Sellers’ Representatives shall be taken jointly and shall be final and binding upon all the Sellers and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, fraudulent concealment or willful misconduct. Neither the Sellers’ Representatives nor any agent employed by the Sellers’ Representatives shall incur any liability to any Seller relating to the performance of its duties hereunder except for actions or omissions constituting fraud, fraudulent concealment or willful misconduct. The Sellers’ Representatives shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts actually received on behalf of such Seller. The Sellers’ Representatives shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representatives under this Section 7.1.
(c)The Sellers shall cooperate with the Sellers’ Representatives and any accountants, attorneys or other agents whom the Sellers’ Representatives may retain to assist in carrying out Sellers’ Representatives’ duties hereunder. The Sellers shall reimburse the Sellers’ Representatives for all costs and expenses, including professional fees, incurred.
(d)In the event that either or both of the Sellers’ Representatives become unable to perform the Sellers’ Representatives’ responsibilities or resign from such position, the Sellers holding, prior to Completion, a majority of Shares, voting together as a single class, shall select one or more other representative to fill such vacancy and such substituted representative(s) shall (i) be deemed to be the Sellers’ Representatives for all purposes of this Agreement, and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representatives.
(e)Purchaser shall have the right to conclusively and absolutely rely without investigation or inquiry upon all actions taken or omitted to be taken by the Sellers’ Representatives pursuant to this Agreement, the other Transaction Documents and any other documents, certificates or instruments delivered by the Company in connection herewith or therewith, all of which actions or omissions shall be legally binding upon the Sellers. Any document or notice delivered by or on behalf of Purchaser and its Affiliates (including, from and after Completion, the Company) to, or action taken by or on behalf of Purchaser and its Affiliates (including, from and after Completion, the Company), with respect to, the Sellers’ Representatives shall be deemed to have been delivered, or taken with respect, to all Sellers. Purchaser and its Affiliates (including, from and after Completion, the Company) shall have no liability to any Seller for any acts or omissions of the Sellers’ Representatives (including in respect of any fees or expenses incurred by the Sellers’ Representatives) or any failure to deliver amounts paid to the Sellers’ Representatives on behalf of any Seller, or any acts or omissions taken or not taken by Purchaser and its Affiliates (including, from and after Completion, the Company) or any other Person at the direction of, or in reliance on, the Sellers’ Representatives. Other than for the Sellers’ Representatives’ breach of this Agreement, Purchaser agrees and acknowledges that the Seller’s Representatives shall not be liable, in such capacity, for any claims that Purchaser asserts in connection with this Agreement or any other Transaction Documents or any transactions contemplated hereunder or thereunder.
7.2Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by each Seller and Purchaser. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.
7.3Notices. All notices, demands and other communications to be given or delivered to Purchaser, the Sellers’ Representatives or any Seller under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, one (1) Business Day after being sent by reputable overnight courier (with a copy transmitted by email) or when transmitted by e-mail (with transmission confirmed), in each case as appropriate to the addresses indicated below (unless another address is so specified by the applicable party in writing):
If to any Seller, then to the Sellers’ Representatives:
Alastair Crawford
Villa Bologna
Triq San Anton
Attard 1282
Malta
Email: alastair.crawford@gmail.com

and

Keith Marsden
Aeujerstrasse 24B
7250 Klosters
Switzerland
Email: keith.m@192.com

with a copy, which shall not constitute notice, to:

Simon Jones
Adams & Remers LLP
5th Floor
Commonwealth House
55-58 Pall Mall
London SW1Y 5JH
Email: simon.jones@adamsandremers.com

If to Purchaser, or after Completion, to the Company, then to:

Mitek Systems, Inc.
600 B Street, Suite 10
San Diego, CA 92101
Attention: Jason Gray
E-mail: jgray@miteksystems.com

with a copy, which shall not constitute notice, to:
Paul Hastings LLP
4747 Executive Drive, 12th Floor

San Diego, CA 92121
Attention: Carl R. Sanchez
Joseph Swanson
E-mail: carlsanchez@paulhastings.com
josephswanson@paulhastings.com

This Section 7.3 does not apply to the service of any proceedings or other documents in any legal action among the parties hereto.
7.4Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, estates, personal representatives and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Purchaser and the Sellers’ Representatives, and any attempted assignment without such prior written consent shall be void. Notwithstanding the foregoing, (a) Purchaser may assign any of its rights under this Agreement to any of its Affiliates, and (b) Purchaser may assign or grant any Lien on its rights under this Agreement by way of security in favor of any person who has agreed at any time to provide finance to Purchaser to assist in or refinance the transaction contemplated by this Agreement, and/or to any agent or trustee of such person for the time being, in each case provided that: (i) any such assignee or grantee shall not be entitled to assign such rights other than by way of the enforcement or release of such security; and (ii) the liability of any party to such an assignee or grantee shall not be greater than it would have been had such an assignment and/or grant not taken place.
7.5Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
7.6No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, words denoting any gender shall include any other gender and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any reference to any particular code section or any other law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. Whenever this Agreement requires that a document or item be “made available” or “provided” to Purchaser as of or prior to the date hereof, it shall mean that such document or item has been made available to Purchaser and its representatives in the electronic data room maintained in connection with this Agreement at least one (1) Business Day prior to the date of this Agreement. For all purposes of this Agreement, a first negative number shall be “greater than” a second negative number to the extent the first negative number is closer to the number zero (0) than the second negative number, and a first negative number shall be “less than” a second negative number to the extent that the first negative number is further away from the number zero (0) than the second negative number. Any references in this Agreement to any law of the United Kingdom shall be read and construed as also meaning any law of any other jurisdiction that has an equivalent purpose, and references to any United Kingdom legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than the United Kingdom be deemed to include what most nearly approximates in that jurisdiction the United Kingdom legal term.
7.7Captions. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
7.8No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any Person who is not a party.
7.9Complete Agreement. This Agreement, including the schedules and the exhibits hereto, together with the other documents and instruments referred to herein, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
7.10Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.
7.11Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by Purchaser, the Sellers or the Sellers’ Representatives, as applicable, in accordance with their specific terms or were otherwise breached by Purchaser, the Sellers or the Sellers’ Representatives, as applicable. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by Purchaser, the Sellers or the Sellers’ Representatives, as applicable, and to enforce specifically the terms and provisions hereof against Purchaser, the Sellers or the Sellers’ Representatives, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.
7.12Governing Law and Jurisdiction. This Agreement shall be interpreted and construed in accordance with English law. Any and all disputes, whether sounding in contract, tort, or statute, shall be governed by English law, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. To the extent permitted by law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of England and Wales, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. In the event of any such litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.
7.13Reasonableness. Each party confirms that it has received independent legal advice relating to all of the matters provided for in the Transaction Documents, and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of each Transaction Document are fair and reasonable.
7.14Separate and Independent Representations and Warranties; Sellers’ Liability. Each of the representations and warranties contained in this Agreement is separate and independent. Unless otherwise expressly provided in this Agreement, any covenant, undertaking, representation, warranty, or other obligation given or assumed by more than one Seller in this Agreement is given or assumed by each such Seller severally. The aggregate liability of Sellers in respect of any inaccuracy or breach of any representation or warranty set forth in Article 3 of this Agreement shall not in any circumstances exceed £1; provided, however, that nothing in this Section 7.14 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any person’s rights or remedies in the event of fraud, fraudulent concealment or willful misconduct.
7.15Power of Attorney.
(a)With effect upon and from Completion, each Seller irrevocably appoints Purchaser (acting by any of its officers from time to time) as his, her or its attorney to exercise all rights in relation to, or that are exercisable by the registered holder of the Shares sold by it as Purchaser in its absolute discretion thinks fit, including (but not limited to):
(i)receiving notices of, executing consents to short notice for, appointing proxies for, and attending speaking and voting at, any general meeting and/or class meeting of the Company (including any adjourned meeting);
(ii)receiving and approving any shareholder or class written resolutions;
(iii)exercising the right to convene a general meeting and/or require the circulation of a shareholders or class written resolution;
(iv)giving directions in relation to and otherwise dealing with distributions, other benefits, documents, notices or other communications (in whatever form) arising from or relating to the Shares sold by such Seller, declared, made, paid, issued or received after the date of this Agreement; and
(v)otherwise executing, delivering all deeds and documents and undertaking all acts in such Seller’s name to the extent they may lawfully be done in such Seller’s capacity as the registered holder of the relevant Shares sold by such Seller.
(b)With effect upon and from Completion, Purchaser may:
(i)delegate one or more of the powers conferred on Purchaser by the power of attorney set out in Section 7.15(a) (other than the power to delegate) to an officer or officers appointed for that purpose by the board of directors of Purchaser, by resolution or otherwise and vary or revoke such delegation at any time; and
(ii)appoint one or more persons to act as substitute attorney for each Seller and to exercise one or more of the powers conferred on Purchaser by this power of attorney and revoke any such appointment.
(c)With effect upon and from Completion, each Seller undertakes:
(i)not to exercise any power conferred on Purchaser by it under this power of attorney without Purchaser’s consent;
(ii)to hold the Shares on trust for Purchaser as beneficial owner and to promptly account to Purchaser for any distributions received by such Seller in its capacity as the registered holder of the Shares sold by such Seller; and
(iii)to ratify and confirm whatever Purchaser does or purports to do in good faith in exercising the powers conferred by this power of attorney.
(d)The power of attorney in Section 7.15(a) shall expire upon the relevant Seller ceasing to be a member of the Company by virtue of the registration of Purchaser (or its nominee) as the holder of the relevant Shares in the Company's register of members.
(e)The appointment of Purchaser as attorney pursuant to Section 7.15(a) is given as security for the proprietary interest of Purchaser as buyer of the Shares and until expiry in accordance with Section 7.15(d), this power of attorney shall be irrevocable except with written consent of Purchaser.
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